                                                                    EXHIBIT 4.7




                               VISION 21, INC.

                           NOTE PURCHASE AGREEMENT


                          DATED:  FEBRUARY 28, 1997


       10% SENIOR SUBORDINATED SERIES 1997 NOTES DUE DECEMBER 19, 1999
            (DETACHABLE WARRANTS EXCHANGEABLE INTO COMMON STOCK)

                              TABLE OF CONTENTS


                                                                                                                     PAGE
ARTICLE 1 - Authorizations of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
ARTICLE 2 - Issuance and Sale of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 3 - Agreements with Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 4 - Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.2     Description of business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.3     No material adverse change in financial condition or affairs . . . . . . . . . . . . . . . . . . . .   2
         4.4     Tax returns and payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.5     No default on other debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.6     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.7     Compliance with applicable laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.8     Litigation, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.9     Adverse developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.10    Compliance with other instruments; none burdensome . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.11    No stockholder or governmental consent required  . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.12    Offering of notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.13    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.14    Authorization, execution and delivery of notes . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.15    Representations and warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.16    Representations and warranties as to acquired businesses . . . . . . . . . . . . . . . . . . . . . .   4
         4.17    Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.18    Closings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 5 - Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.1     Representations and warranties correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.2     Reservation of common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.3     No default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.4     Sale and delivery of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.5     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.6     Compliance certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.7     Opinion of Company's Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.8     Authorizing Resolutions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.9     Charter Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.10    Legality of investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         5.11    Proceedings and documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 6 - Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 7 - Accounting; Financial Statements and Other Information  . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 8 - Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 9 - Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         9.1     Prepayment without penalties or premium  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         9.2     Notations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 10 - Insurance of Properties and Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 11 - Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 12 - Agreement to Register  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 13 - First Right of Refusal and Co-Sale Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         13.1    Purchase right of first refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         13.2    Co-sale rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 14 - Provisions Respecting Exchange of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         14.1    Exchange of Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         14.2    Issuance of common stock upon exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         14.3    Adjustment to exchange price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         14.4    Fractional shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         14.5    Effect of reclassifications, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         14.6    Company to reserve stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         14.7    No dilution or impairment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         14.8    Taxes on exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         14.9    Notices of record date, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 15 - Transfers Not Registered Under Securities Act of 1933  . . . . . . . . . . . . . . . . . . . . . . . . .  23
         15.1    Restrictive legends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         15.2    Notice of proposed transfer, opinions of counsel . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 16 - Registration, Transfer, and Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 17 - Replacement of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 18 - Events of Default; Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 19 - Subordination of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 20 - Remedies on Default, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 21 - Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         21.1    Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         21.2    The Exchange Formula . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         21.3    Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         21.4    First Liquidity Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         21.5    Generally accepted accounting principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         21.6    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         21.7    Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         21.8    Net Issuable Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         21.9    Officer's certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         21.10   Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         21.11   Public offering of common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         21.12   Senior Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         21.13   Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 22 - Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 23 - Survival of Agreements, Representations, and Warranties, etc.  . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 24 - Notices, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 25 - Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 26 - Home Office Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 27 - Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Exhibit A - Form of 10% Senior Subordinated Series 1997 Note, due December 19, 1999 . . . . . . . . . . . . . . . . .   1

Exhibit B - Form of Stock Purchase Warrant To Subscribe for and Purchase
Common Stock of Vision 21, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Exhibit C - Form of Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Exhibit D - Form of Opinion of Shumaker, Loop & Kendrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Schedule 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Schedule 4.1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

Schedule 4.3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Schedule 4.15 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

Schedule 4.16 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

Schedule 4.17 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

Schedule 13.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Schedule 19(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SUBSCRIPTION FORM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                VISION 21, INC.
                             7209 BRYAN DAIRY ROAD
                            LARGO, FLORIDA  34647

[Name and Address of each
Purchaser; see SCHEDULE 1]                                                                              February 28, 1997

Dear Sirs:

         Vision 21, Inc., a Florida corporation (the "Company"), agrees with you as follows:

                      ARTICLE 1 - AUTHORIZATIONS OF NOTES

         The Company has authorized the issue of up to $2,000,000 aggregate principal amount of its 10% Senior Subordinated Series 1997 Notes due December 19, 1999 ("the Note"), such term to include all Notes issued in exchange therefor or in replacement thereof substantially in the form attached as EXHIBIT A. There shall be attached to each Note a detachable warrant exchangeable into Common Stock of the Company which expires and becomes null and void on December 19, 2003, substantially in the form attached as EXHIBIT B hereto ("Warrant"), such term to include all warrants issued in exchange therefor or in replacement thereof, exchangeable for shares of Common Stock of the Company.

                     ARTICLE 2 - ISSUANCE AND SALE OF NOTES

         The Company agrees to sell to Piper Jaffray Healthcare Fund II Limited Partnership (the "Purchaser") and, subject to the terms and conditions herein set forth, Purchaser agrees to purchase from the Company, a Note in the principal amount set forth opposite Purchaser's name in SCHEDULE 1 hereto.
Such purchase and delivery of the Note shall be made concurrent with this Note Purchase Agreement or at a time to be mutually agreed upon in writing (either of which shall be the "Closing Time" for such purchase). At Closing Time, the Company will deliver to Purchaser the Note to be purchased by you against payment of the purchase price thereof by certified or official bank check or wire transfer (at the election of the Company) payable to the order of Company in same day U.S. funds. Such purchase price shall be an amount equal to 100 percent of the principal amount of the Note. The Note shall be dated as of the Closing Time and payable to Purchaser as the purchaser thereof.

                     ARTICLE 3 - AGREEMENTS WITH PURCHASERS

         The Company and Purchaser acknowledge that the Note is substantially similar to $1,250,000 in principal of 10% Senior Subordinated Notes and Detachable Warrants Exchangeable into Common Stock issued in December, 1996, pursuant to the Note Purchase Agreement dated December 20, 1996 (the "December 1996 Notes). The Note Purchase Agreement dated December 20, 1996 provides the holder of such Notes and Detachable Warrants with a right of first refusal or to subsequent issuances of Common Stock of the Company, which right f first refusal has been waived in connection with the transaction contemplated by this Agreement.

          ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         4.1 Organization. The Company is and at Closing Time will be a Corporation duly organized and validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted; the Company has and at Closing Time will have all requisite corporate power and authority to enter into this agreement, to issue the Notes, to issue the Warrants, to issue its Common Stock upon exchange of any Warrants, and to carry out the terms hereof and thereof. The Company is the 100% owner of its subsidiaries listed on SCHEDULE 4.1 hereto, each of which is duly organized and validly existing and in good standing under the laws of the jurisdiction of each incorporation and each has the requisite corporate power and authority to own and operate its properties and carry on its business as now conducted.

         4.2 Description of business. The Confidential Offering Circular of the Company of December 1996, and an Offering Circular Supplement dated February 28, 1997, have heretofore been furnished to Purchaser by the Company on or before the date of this Agreement. Such Offering Circular and Offering Circular Supplement hereinafter referred to as the Memorandum, constitutes a description of its business and properties, its Subsidiaries and its acquisition and growth plans.

         4.3 No material adverse change in financial condition or affairs. There has not been any substantial material adverse change in the assets, liabilities, financial condition or affairs of the Company, its Subsidiaries, and the acquired businesses and assets ("Acquired Businesses") considered as a single enterprise from that set forth or reflected in the Memorandum, except as set forth in SCHEDULE 4.3 hereto.

         4.4 Tax returns and payments. All required tax returns and reports of the Company and its Subsidiaries have been duly filed, and all taxes, assessments, fees, and other governmental charges upon the Company and its Subsidiaries or upon any of their respective properties, assets, income, which are due and payable, have been paid, other than those presently payable without penalty or interest.

         4.5 No default on other debt. Neither the Company nor any Subsidiary is in default with respect to the payment of any Indebtedness as defined herein or other observance of any covenant or condition set forth in any instrument or agreement relating thereto and which would enable the creditor to accelerate the maturity of its Indebtedness, which would be material to the Company's business or financial condition.

         4.6 Leases. The Company and its Subsidiaries and Acquired Businesses enjoy peaceful and undisturbed possession under all material leases under which they are lessees, all such leases are valid and binding obligations of the lessors, and such lessors have title in fee simple to the properties leased.

         4.7 Compliance with applicable laws. The Company and its Subsidiaries and Acquired Businesses are in material compliance insofar as is required with all applicable laws that are necessary for the combined entity to operate its businesses as described in the Memorandum. Notwithstanding the foregoing, the Company is in the process of obtaining licenses with respect to the applicability of laws relating to third party administrators in certain states as well as obtaining a license with respect to employee leasing in Florida.

         4.8 Litigation, etc. There are no actions, proceedings, or investigations pending or to the best of the Company's knowledge, threatened which, either individually or in the aggregate, might result in any material adverse change in the business, prospects, condition, affairs, or operations of the Company and its Subsidiaries and Acquired Businesses considered as one enterprise, or in any of their properties or assets, or in any material impairment of the right or ability of the Company and its Subsidiaries, considered as one enterprise, to carry on operations as now conducted or in any material liability by the Company and its Subsidiaries and Acquired Businesses, considered as one enterprise, and there are no such actions, proceedings, or investigations which question the validity of this Agreement or of the Notes or Warrants or any action taken or to be taken in connection herewith or therewith.

         4.9 Adverse developments. Except to the extent, if any, disclosed herein, since the date of the Memorandum, neither the business, prospects, condition, affairs, or operations of the Company and its Subsidiaries and Acquired Businesses considered as one enterprise, or any of their respective properties or assets, have been materially adversely affected in any way as a result of any legislative or regulatory change or any revocation of license or right to do business, or any fire, explosion, flood, drought, windstorm, earthquake, accident, casualty, labor trouble, riot, condemnation, requisition, embargo, act of God or of the public enemy or of armed forces, or otherwise, whether or not insured against.

         4.10 Compliance with other instruments; none burdensome. Except to the extent, if any, disclosed in the Memorandum neither the Company nor any Subsidiary is in violation of any term of its Articles of Incorporation or Bylaws or similar governing instrument, any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule, or regulation, the violation of which would have a material adverse affect on the Company, its Subsidiaries, and Acquired Businesses considered as one enterprise; the execution, delivery, and performance of and compliance with this agreement and the Note will not result in any such violation of or constitute a default under or be in conflict with any such term, or result in the creation of any mortgage, lien, encumbrance, or charge upon any of the properties or assets of the Company or any Subsidiary or Acquired Businesses pursuant to any such term; and there is no such term which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, prospects, condition, affairs, or operations of the Company and its Subsidiaries or Acquired Businesses or any of their respective properties or assets.

         4.11 No stockholder or governmental consent required. No consent, approval, or authorization by the holder of any shares of the Company's capital stock or by any governmental authority is presently required in connection with the execution and delivery of this agreement, or the offer, issue, sale, or delivery of the Note, the issue of the Warrant, or the issue of Common Stock upon exchange of the Warrant pursuant to this Agreement or the consummation of any other transaction contemplated hereby other than the holder of the December 1996 Notes.

         4.12 Offering of notes. Neither the Company nor anyone acting on its behalf has directly or indirectly offered the Notes or the Common Stock issuable upon exchange of a Warrant or any part thereof for sale to, nor has it solicited any offer to buy any of the same from, anyone in a manner that would be considered in violation of the Securities Act of 1933, as amended.

         4.13 Disclosure. Neither any certificate nor any other statement furnished to you in writing by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to the Company which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, prospects, condition, affairs, or operations of the Company and its Subsidiaries and Acquired Businesses considered as one enterprise or their properties and assets (considered as a whole).

         4.14 Authorization, execution and delivery of notes. The Note and Warrant (and shares exchangeable from the Warrant) have been duly and validly authorized, and when executed and delivered in accordance with the provisions of this Agreement will be the Company's valid obligations, legally binding upon it in accordance with their terms, and entitled to the benefits of this Agreement in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights.

         4.15 Representations and warranties of the Company. The Company represents that as of February 28, 1997, shareholders having rights to immediate delivery of shares of the Company's Common Stock and common share equivalents have rights to delivery of not more than those shares set forth on
SCHEDULE 4.15. The Company further represents that as of February 28, 1997, all outstanding options and warrants of the Company's shares are described on
SCHEDULE 4.15.

         4.16 Representations and warranties as to acquired businesses. The above representations and warranties regarding the businesses acquired by the Company in its roll-up of Founding Practices ("Acquired Practices") are limited to the representations and warranties received by the Company from the Founding Practices in such acquisitions and to the Company's knowledge. Attached hereto as SCHEDULE 4.16 is a list of the businesses acquired by the Company.

         4.17 Contracts and Commitments. Except as expressly contemplated by this Agreement or referenced in any schedule to this Agreement, material contracts, agreements or other arrangements to which the Company is a party and the value of which exceeds $500,000 (the "Contracts"), are set forth in
SCHEDULE 4.17.

         To the best knowledge of the Company, all of the Contracts are valid, binding and enforceable in accordance with their respective terms, except (i) as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights in general and (ii) that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has performed all material obligations required to be performed by it under the Contracts and, except for any defaults relating to the delivery of shares of the Company's stock which has been delayed pending the receipt of all shareholder consents to the final adjusted share numbers described in Schedule 4.15 of the Agreement and the purchase price and merger consideration adjustments described in the acquisition agreements with the founding practices, which have been delayed pending completion of the audit of such founding practices' current accounts, is not in default under or in breach of nor in receipt of any claim of default or breach under any Contract; no event has occurred to the best knowledge of the Company which with the passage of time or the giving of notice or both would result in a default, breach or event of default under any Contract; and the Company has no knowledge of any breach or anticipated breach by the other parties to any Contract. The Contracts have been made available for inspection by the Purchaser.

         4.18 Closings. The Company represents that closings of Founding Practices representing in excess of $30.0 million in practice revenues have occurred.

                            ARTICLE 5 - CONDITIONS

         Purchaser's obligations to purchase and pay for the Note to be delivered at Closing Time is subject to the fulfillment, to Purchaser's satisfaction before or at Closing Time, of the following conditions:

         5.1 Representations and warranties correct. The Company's representations and warranties contained in Article 4 or otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall have been materially correct when made and shall be materially correct at and as of Closing Time, except as affected by the transactions contemplated hereby.

         5.2 Reservation of common stock. The Company shall have duly authorized and reserved for issuance the shares of Common Stock issuable upon the exchange of the Warrant.

         5.3 No default. There shall not exist at Closing Time any condition or event which constitutes an Event of Default as defined herein or which, after notice or lapse of time or both, would constitute an Event of Default.

         5.4 Sale and delivery of Note. The Company shall have sold and delivered to the Purchaser the Note to be acquired by it at Closing Time pursuant to this Agreement and shall have received payment therefor.

         5.5 Performance. The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at Closing Time.

         5.6 Compliance certificate. The Company shall have delivered to Purchaser an Officer's Certificate, dated the date of Closing Time, certifying as to the fulfillment of the conditions specified in this Article 5, Sections
5.1 to 5.5, inclusive.

         5.7 Opinion of Company's Counsel. The Purchaser shall have received from Shumaker, Loop & Kendrick, LLP, counsel for the Company, an opinion substantially as set forth in EXHIBIT D attached hereto, subject to certain assumptions, exceptions and qualifications, which shall be addressed to the Purchaser and dated as of the Closing Date.

         5.8 Authorizing Resolutions. The Purchaser shall have received certified copies of resolutions duly adopted by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement, the Note and the Warrant and each of the other agreements contemplated hereby, the issuance of the Note and Warrant, and all other transactions contemplated by this Agreement.

         5.9 Charter Documents. The Purchaser shall have received certified copies of the Company's Articles of Incorporation and Bylaws, as amended, each as in effect at the Closing Time (provided that facsimile copies of the Articles of Incorporation may be delivered at Closing Time with certified copies to follow).

         5.10 Legality of investment. The purchase of the Note at Closing Time shall be permitted at Closing Time by the laws of the jurisdiction to which Purchaser is subject and such acquisition shall not subject Purchaser to any penalty or other onerous condition in or pursuant to any applicable law or government regulation.

       5.11 Proceedings and documents. All corporate and other proceedings in connection with the transactions contemplated by this agreement and all documents and instruments incident to such transactions shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents requested by Purchaser or such counsel.

                     ARTICLE 6 - PURCHASE FOR INVESTMENT

         Purchaser represents, and agrees in making this sale that: (a) Purchaser is acquiring the Note, Warrant and the shares of Common Stock issuable upon exchange of the Warrant, and (b) such Note, Warrant and Common Stock are being acquired for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, provided, that the disposition of Purchaser's property shall at all times be and remain within its control. The consent of the holders of a majority in amount of the Note and Warrant shall be required for any action which alters, changes or amends the preferences, rights, or privileges of the Note and Warrant.

         Purchaser represents and warrants that Purchaser is an "accredited investor" as defined under the Securities Act of 1933 ("Securities Act") and state "Blue Sky" laws. Purchaser also represents and warrants that Purchaser shall be such an accredited investor at such time as the Warrant held by Purchaser is exchanged.

         Purchaser represents and warrants that the Note, Warrant and Shares of Common Stock issuable upon exchange of any Warrant ("Securities") to be acquired by Purchaser upon consummation of the transactions described in this Agreement will be acquired by Purchaser for Purchaser's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Purchaser will not distribute any of the Securities in violation of the Securities Act. In addition, the Securities shall bear any legend required by the securities or "Blue Sky" laws of any state where Purchaser resides as well as any other legend deemed appropriate by the Company or its counsel.

         Purchaser represents and warrants that the address set forth below Purchaser's name on SCHEDULE 1 is Purchaser's principal residence.

         Purchaser (i) acknowledges that the Securities issued to Purchaser at the Closing must be held indefinitely by Purchaser unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Securities made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration or exemption will be required.

         Purchaser represents and warrants to the Company that Purchaser, either alone or together with the assistance of Purchaser's own professional advisor, has such knowledge and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in any of the Securities to be acquired by Purchaser upon consummation of the transactions described in this agreement.

         Purchaser confirms that Purchaser has received and read the Memorandum of the Company. Purchaser also confirms that Purchaser has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of Purchaser's investment in the Securities, and the Purchaser has received, to Purchaser's satisfaction, such additional information, in addition to that set forth herein, about the Company's operations and the terms and conditions of the offering as Purchaser has requested.

         Purchaser also agrees that the certificates or instruments representing the Securities to be issued to Purchaser pursuant to this Agreement may contain a restrictive legend noting the restrictions on transfer and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to the Company's transfer agent, if any, provided that this Article 6 shall no longer be applicable to any Securities following their transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

         Purchaser understands that although an Initial Public Offering is contemplated by the Company, there are no assurances that an Initial Public Offering will occur or if it does occur that it will be successful.

         At all times following the registration of any of the Company's securities under the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act") pursuant to which the Company becomes subject to the reporting requirements of the Exchange Act, the Company shall use commercially reasonable efforts to comply with the requirements of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC) regarding the availability of current public information to the extent required to enable any holder of shares of Common Stock to sell such shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

      ARTICLE 7 - ACCOUNTING; FINANCIAL STATEMENTS AND OTHER INFORMATION

         So long as any Note or Warrant remains outstanding, the Company will maintain a system of accounting established and administered in accordance with generally accepted accounting principles. The Company will deliver in duplicate to Purchaser, so long as Purchaser holds the Note or Warrant:

         (a) As soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such period, consolidated statements of income and retained earnings of the Company and its Subsidiaries for such period (and, in the case of the second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period), and a consolidated statement of cash flows, all in reasonable detail and certified as complete and correct in all material respects, subject to changes resulting from year-end adjustments, by the Company's principal financial officer.
         (b) As soon as practicable after the end of each fiscal year, and in any event within 120 days for the year ending December 31, 1996, within 90 days thereafter, commencing with the year ending December 31, 1997, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and consolidated statements of income and retained earnings of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Company.

         (c) Promptly upon receipt thereof, copies of all other reports submitted to the Company by independent certified public accountants in connection with any annual or interim audit of the books of the Company or any of its Subsidiaries, made by such accountants in so far as they related directly to financial statements submitted to Purchaser by the Company pursuant to the agreement; and

         (d)     Promptly upon their becoming available, copies of

                 (1) All regular or periodic reports and filings (including filings pursuant to the Securities Act or the Exchange Act), if any, which the Company or any Subsidiary files with the Securities and Exchange Commission or any governmental agency or agency substituted therefor, or any similar or corresponding governmental department, commission, board, bureau or agency, or with any national securities exchange; and

                 (2) All reports, proxy statements and financial statements delivered or sent by the Company to its stockholders, provided, however, that all material furnished pursuant hereto to the extent not otherwise made public by the Company is furnished to Purchaser solely for the purposes hereof and with the understanding that Purchaser will not disclose such information to any third party, except for regulatory authorities and other proper disclosures.

                            ARTICLE 8 - INSPECTION

         So long as Purchaser holds the Note, the Company will permit any authorized representative designated by Purchaser to visit and inspect, at Purchaser's expense, any of the Company's or Subsidiary's properties, including its books (and to make extracts or copies therefrom), and to discuss its affairs, finances, and accounts with its officers, all at such reasonable times and as often as is reasonably requested provided, however, that all material furnished pursuant hereto to the extent not otherwise made public by the Company is furnished to Purchaser solely for the purposes hereof and with the understanding that Purchaser will not disclose such information to any third party, except for regulatory authorities and other proper disclosures.

                            ARTICLE 9 - PREPAYMENT

         9.1 Prepayment without penalties or premium. The Company may prepay all or a portion of the Note at any time without penalty or a premium so long as all accrued interest is also paid at such time.

         9.2 Notations, etc. Any holder of a Note shall endorse on such Note prior to any transfer thereof the amount of principal prepaid thereon and the last date to which interest thereon has been paid, and will notify the Company of the name and address of the transferee of such Note.

              ARTICLE 10 - INSURANCE OF PROPERTIES AND BUSINESS

         The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kind customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in amounts sufficient to prevent the Company or any Subsidiary from becoming a co-insurer within the terms of the policies in question.

                      ARTICLE 11 - ADDITIONAL COVENANTS

         The Company agrees that so long as Purchaser holds the Note or Warrant,

         (a) The Company and its Subsidiaries will remain primarily in the businesses of physician practice management, ownership of ambulatory surgical centers, optical, managed care and related activities; and

         (b) At all times after the date of any Public Offering of its Common Stock, the Company shall take all necessary or appropriate steps to cause to be made available adequate public information with respect to the Company.

         (c) Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, so long as any Warrant remains outstanding, it will materially perform and observe the following covenants and provisions and will cause each Subsidiary to materially perform and observe such of the following covenants and provisions as are applicable to such
Subsidiary:

                 (1) Payment of Taxes and Trade Debt. Pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books and to the extent required by generally accepted accounting principles, adequate reserves with respect thereto as shall be determined by its Board of Directors. Pay when due, or in conformity with customary trade terms as consistent with normal operations, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company, except such as are being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books and shall and to the extent required by generally accepted accounting principles, adequate reserves with respect thereto as shall be determined by its Board of Directors.

                 (2) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. Preserve and maintain all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary in any material respect to the conduct of its business.

                 (3) Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

                 (4) Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all material financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection within its business shall be made.

                 (5) Maintenance of Properties, etc. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto. Comply with the provisions of all material leases to which the Company is a party or under which the Company occupies property so as to prevent any material loss or forfeiture thereof or thereunder.

                 (6) Visitation Rights. Permit Purchaser or any legal or financial representative thereof periodically upon reasonable notice during normal business hours to examine the books and records of the Company at the Company's premises and permit the Purchaser (or any legal or financial representatives thereof) to meet, and to discuss the business affairs, finances and accounts of the Company with any of its officers or directors and independent accountants.

         (d) The Company covenants and agrees that at all times from the date of this Agreement until such date as the Company may effect a public offering of its Common Stock, the Purchaser shall be entitled to receive notice of, and a designated representative of Purchaser shall be entitled to the right to attend as an observer, all meetings of the Company's Board of Directors subject to the exclusion of such designated representative from any portions of meetings of the Company's Board of Directors that the Board determines, in its sole discretion, are to be kept confidential. The Company agrees to provide to a person designated by Purchaser, such person initially to be Buzz Benson, Managing Director of Piper Jaffray Ventures Incorporated, all information it provides to directors subject to the exclusion of information which the Company is bound by a Confidentiality Agreement with a third party. The person designated by Purchaser shall not share such information unless agreed to by the Company, and will return the information to the Company within 10 days upon written request.

                      ARTICLE 12 - AGREEMENT TO REGISTER

         The Company agrees that:

         (a) If at any time the Company determines to take action to register any of its securities under the Securities Act, as then in effect, or any similar federal statute (collectively the "Act"), otherwise than pursuant to Form S-8, or any other form not applicable to an offering of Common Stock issued or issuable upon the exchange of Warrants, it will notify in writing each registered holder of any Notes, Warrants or any shares of Common Stock issued upon exchange thereof of such determination and, upon written request received within 15 days of the mailing of such notice will use its best efforts to effect the registration under the Act of any shares of Common Stock issued or issuable upon such conversion or exchange to which such request relates.

         (b) The Company agrees at any time after six months from the date of any Public Offering of its Common Stock, upon receipt from the registered holders of at least 50 percent in principal amount of the then outstanding Notes (or of any Warrants or shares of Common Stock issued in respect thereto) of a request to register under the Act any shares of Common Stock issued upon the exchange of any such Warrants, it will notify all other registered holders thereof of such request and will use its best efforts to effect the registration under the Act of the shares of Common Stock to which such request relates. Such holders shall be entitled to make one request for registration pursuant to this paragraph (b).

         (c) If at any time a holder or holder of stock requests that the Company file a registration statement on Form S-3 for a public offering of all or any portion of the shares held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $500,000, and the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method or disposition specified in such notice, the number of shares of stock specified in such notice. Whenever the Company is required by this Article 12 to use its best efforts to effect the registration of stock, each of the procedures and requirements of
Article 12 (including but not limited to the requirement that the Company notify all holders of stock from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration, provided, however, that there shall be only two registrations on Form S-3 which may be requested and obtained under this Section.

         (d) If the Company is required to use its best efforts to effect the registration of any Common Stock under the Act, it will use its best efforts to:

                 (1) Prepare and file with the Securities and Exchange Commission (the "Commission"), within 90 days after the receipt of the written request for registration a registration statement with respect to such shares of Common Stock and cause such registration statement to become and remain effective for at least a period of 120 days.

                 (2) Prepare and file with the Commission all amendments and supplements to such registration statement and the prospectus used in connection therewith necessary to keep such registration statement effective for said 120 day period (if any stand-off period is imposed pursuant to this Section, such 45 day period shall commence at the termination thereof) and to comply with the provisions of the

Act with respect to the disposition of all such shares of Common Stock covered by such registration statement whenever the holders thereof desire to dispose of the same;
                 (3) Furnish to the holders of such shares of Common Stock whatever numbers of copies of prospectuses, including one or more preliminary prospectuses, they need to comply with the Act, and all other documents they reasonably request in order to facilitate the disposition of such shares; and

                 (4) Register or qualify the shares of Common Stock covered by such registration statement under the other securities or blue sky laws of any jurisdictions the holders thereof reasonably request, and do all other necessary or advisable acts and things to enable such holders to consummate the disposition of such shares in the applicable jurisdictions, except that the Company shall not be required to file a general consent to service in any such jurisdiction.

         (e) The Company shall pay all expenses incurred by it in complying with paragraph (d) of this Article 12 and all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of one attorney or law firm representing all the holders of Common Stock covered by any such registration statement) incurred by such holders in connection therewith (including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of the Company's counsel, and expenses of any special audits incident to or required by any such registration, but not including, however, any underwriting discounts, fees or commissions which are to be paid by such holders).

         (f)     Notices and requests delivered to the Company pursuant to this
Article 12 shall contain all information regarding the shares of Common Stock to be registered and the intended method of disposition thereof that is reasonably required in connection with the action to be taken.

         (g) In the event of any registration under the Act of any shares of Common Stock pursuant to this Article 12, the Company hereby agrees to indemnify and hold harmless each shareholder disposing of such shares, each other person, if any, who controls such shareholder within the meaning of the Act, and each other person, who participates in the offering of such shares, against all losses, claims, damages or liabilities, joint or several, to which such shareholder, controlling person, or participating person may become subject under the Act or otherwise, in so far as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such shares of Common Stock were registered under the Act, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will reimburse such shareholder and each such controlling person or participating person for all legal or any other expenses reasonably incurred by such shareholders, controlling person, or participating person in connection with investigating or defending any such loss, claim, damage, liability or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or said amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such shareholder specifically for use in the preparation thereof. Each such shareholder will agree to indemnify the Company, each person who signed any such registration statement, and each person, if any, who controls the Company within the meaning of the Act, in the same manner and to the same extent that Company has agreed to indemnify in this paragraph. Such indemnification, however, shall only relate to untrue statements or alleged untrue statements or omissions or alleged omissions contained in any such registration statement, or amendment or supplement thereto, based upon and in conformity with written information furnished to the Company by an instrument duly executed by such shareholder specifically for use in the
preparation thereof. (h)     As a condition of the registration of any shares
of Common Stock, the Purchaser agrees:

                 (1) ("Market Stand-Off" Agreement). If requested by the Company and an underwriter of Common Stock of the Company, the Purchaser shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

                          (a)     such agreement shall only apply to the first
such registration statement of the Company, including securities to be sold on its behalf to the public in an underwritten offering; and

                          (b)     all officers and directors of the Company
enter into similar agreements.

         The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-8 or a similar form that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. If requested by the Company, the Purchaser will execute a lock-up agreement memorializing this obligation.

                 (2) To comply with all requirements of the Securities Act and of the Commission in connection with the offering and sale of such shares of Common Stock;

                 (3) To effect sales of all such shares of Common Stock, if so required by the Company, in an organized manner through a single broker or dealer, or a single syndicate or selling group of brokers and/or dealers, provided that any such required arrangement shall not prejudice any plan of distribution proposed by Purchaser;

                 (4) To cooperate with the Company in its compliance with all federal and state securities laws, including without limitation providing such information and signing such documents as are necessary to effect a registration or reasonably requested by underwriters pursuant to this Agreement;

                 (5) To pay its pro rata portion (calculated on the basis of the ratio of the aggregate offering price attributable to the shares of holder being registered and sold in relation to the aggregate offering price attributable to the total number of securities being registered and sold, including securities being registered and sold by other selling holders) of the underwriting discounts and selling commissions and to pay all the fees and disbursements of its counsel if other than the counsel specified in Section 12(e);

                 (6) To cooperate with the Company in all respects in connection with registration of the Common Stock, including timely supplying all information and executing and returning all documents requested by the Company and its managing underwriter;

                 (7) The Company shall not be required to include any of Purchaser's shares of Common Stock in any registration statement unless Purchaser accepts the terms of the underwriting as agreed upon by the Company and underwriters which are selected by the Company.

                 (8) The Company shall have the right to defer or suspend the filing of any registration statement if the Board of Directors of the Company determines in good faith that it would be seriously detrimental to the Company and its Shareholders for such registration statement to be filed as provided in Section 12(i)(4).

         (i)     Notwithstanding the above, the parties agree:

                 (1) The Company shall have the sole and exclusive right to select the underwriters of any public offering of the Company's Common Stock, including any public offering conducted pursuant to the demand registration right set forth above. The use of underwriters in any demand registration right set forth above is subject to the Company's ability to engage underwriters under terms and conditions deemed reasonable by the Company. Notwithstanding anything contained herein to the contrary, the demand registration right set forth above shall be permitted to be exercised only on three separate occasions (as provided in Section 12(b) and 12(c)), and the Company may elect, upon receiving such demand to combine such registration with any other registration of securities it may seek to file.

                 (2) If the managing underwriter of any public offering advises the Company that the total number of shares of the Company's Common Stock which the Company, the Purchaser and any other persons intend to include in such public offering would adversely affect the success of such public offering, then the amount of shares of Common Stock to be offered for the account of Purchaser will be reduced to the extent necessary to reduce the total number of shares of Common Stock to be included in such public offering to the amount recommended by such managing underwriter. Such reduction will be on a pro rata basis with all other shareholders holding registration rights for the sale of shares in the offering. However, this cut back shall not be applicable to the demand registrations.

                 (3) The Company shall not be required to (i) reduce the amount of shares of Common Stock to be offered by the Company in such public offering for any reason or (ii) include any shares of Common Stock of Purchaser in any public offering for which a registration statement is or is proposed to be filed if such shares of Common Stock are, at the time of effectiveness of such registration statement, eligible to be sold under Rule 144 under the Act or otherwise eligible for sale to the public without registration, provided that the Purchaser is eligible to sell all its shares of Company Common Stock in any one 90-day period.

                 (4) The Company shall have the right to extend, suspend or delay the effectiveness of any registration statement for a period of up to ninety (90) days if, upon the advice of counsel, such delay is advisable and in the best interests of the Company or because of the existence of non-public material information, or to allow the Company to complete any pending audit of its financial statements, any public financing plan, any pending material acquisition or to release audited financial statements of an acquiree in a pending acquisition.

            ARTICLE 13 - FIRST RIGHT OF REFUSAL AND CO-SALE RIGHTS

         13.1 Purchase right of first refusal. Prior to any First Liquidity Event and, except for (i) shares issued in acquisitions to be made by the Company, (ii) shares issued in establishing a strategic alliance, (which includes any financial and lending arrangements with Prudential Securities Incorporated ("Prudential"), or any affiliates or assigns thereof on terms substantially similar to those set forth on SCHEDULE 13.1), or (iii) for option shares issued to employees, contractors, consultants or affiliated physicians approved by the Board of Directors and pursuant to previous option grants or Warrants disclosed on the attached SCHEDULE 13.1 or related to future options granted where shares issued are at a price equal to or higher than the current exchange price as defined herein, no shares of the Company and no interest therein shall be sold or transferred by the Company after the date hereof, in any manner whatsoever without the prior written consent of the Purchaser of the Note or without following the terms of this Article. All of the above described sales or transfers of Company shares which may be made by the Company without approval and without complying with this Article shall be deemed "Approved Transfers."

         Prior to making or upon receiving any bona fide offer, or counteroffer that the Company intends to assert, with respect to any disposition of any shares of the Company other than pursuant to an Approved Transfer, the Company shall convey the Offer Terms with respect thereto to Purchaser and Purchaser shall have the right to purchase all, and only all, of the shares that are the subject of such offer or counteroffer on the Offer Terms pro rata with all holders of the December 1996 holders and any subsequent holder with similar purchase rights of first refusal. Pro rata Purchaser may exercise its right to acquire such shares by written notice to the Company with respect to an offer, within the 25 day period following receipt by the Purchaser of any initial Offer Terms or (ii) with respect to a counteroffer, within 10 business days after receipt by the Purchaser of the Offer Terms with respect thereto, provided that Purchasers shall have previously received written notice of the initial Offer Terms as hereinabove provided. The closing of such purchase shall occur at the Company's offices or such other location as may be agreed upon on the date indicated in the written notice delivered to such Purchaser within the time specified by the most recently delivered Offer Terms. If Purchaser does not purchase all such shares during such period, the Company shall be free within the time period specified by the most recently delivered Offer Terms, to sell or transfer such shares to the third party making or receiving such offer or counteroffer on Offer Terms no more favorable to such third party than those contained in the last offer or counteroffer delivered to Purchaser. In the event more than one Purchaser wishes to acquire shares in this Section, they shall be entitled to acquire their pro rata share of the shares to be sold. Such Purchase Right of First Refusal described herein shall expire upon a First Liquidity Event and there shall be no right of first refusal with respect to an event that would be a First Liquidity Event.

         13.2 Co-sale rights. Prior to any First Liquidity Event and except for an Approved Transfer or any proposed First Liquidity Event, Theodore N. Gillette or Richard L. Sanchez, or their affiliates (each individually a "Seller"), shall not transfer, sell, or otherwise dispose of (collectively, a "transfer") shares of the Company's Common Stock (either directly or indirectly), which transfer together with all previous transfers, rather than Approved Transfers, would be in excess of an aggregate of 15% (on a fully diluted basis) of the outstanding shares of Common Stock held by such Seller, to any person (such person being hereinafter referred to individually as a "Third Party" and collectively as "Third Parties"), unless the terms and conditions of such transfer shall include an offer at the most favorable price, and on the most favorable terms and conditions, at which the Seller is then intending to transfer such Seller's Common Stock (except that the only representation and warranty that the Purchaser or any transferee of Purchaser's that acquired Common Stock pursuant to this Agreement ("Transferees") shall be required to make in connection with any transfer is a warranty with respect to its own ownership of the Common Stock to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims) to Purchaser and any Transferee to include, at their option, in the transfer to the Third Party, an amount of Common Stock determined in accordance with this Section.

         The Third Party shall purchase from Purchaser and any Transferee the number of shares of Common Stock owned by Purchaser or such Transferee, as the case may be, equalling the number derived by multiplying the total number of shares to be purchased by the Third Party by a fraction, the numerator of which is the total number of shares of Stock owned by Purchaser or such Transferee, as the case may be, that Purchaser or such Transferee, as the case may be, desires to require the Third Party to purchase and the denominator of which is the sum of (A) the total number of shares of Stock owned by Purchaser and all Transferees desiring to require the Third Party to purchase their shares and
(B) the total number of shares of Common Stock owned by Sellers and their affiliates.

         Unless the same is an Approved Transfer or a proposed First Liquidity Event, before the Seller proposes to transfer any Common Stock, it shall notify, or cause to be notified, Purchaser and any Transferee in writing of each such proposed transfer. Such notice shall set forth: (i) the name of the Third Party and the number of shares of Common Stock proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party (the "Third Party Terms") and (iv) whether the Third Party has been informed of the "Co-Sale Right" provided for in this Section and has agreed to purchase shares of Common Stock in accordance with the terms hereof.

         The Co-Sale right may be exercised by delivery of a written notice to the Seller (the "Co-Sale Notice") within 15 days following receipt of the notice specified in the preceding sentence. The Co-Sale Notice shall state the number of shares of Stock that Purchaser or such Transferee, as the case may be, would be entitled to include in such transfer to the Third Party.

         Upon the giving of a Co-Sale Notice, Purchaser and such Transferees shall be entitled and obligated to sell the number of shares of Stock set forth in the Co-Sale Notice to the Third Party on the Third Party Terms; provided, however, that the Sellers shall not consummate the sale of any shares offered by them if the Third Party does not purchase all shares which Purchaser and any Transferee are entitled to and desire to sell pursuant hereto. After expiration of the 15 day period referred to above, if the provisions of this Section have been complied with in all respects, the Sellers shall have the right for a 90 day period to transfer the shares of Common Stock to the Third Party on the Third Party Terms without further notice to Purchaser or any Transferee who have not given a Co-Sale Notice, but after such 90 day period, no such transfer may be made without again giving notice to Purchaser and all Transferees of the proposed transfer and complying with the requirements of this Article.

         Notwithstanding anything to the contrary, any Approved Transfer may be made without compliance with this Article 13. The Co-Sale Rights contained herein shall terminate upon a First Liquidity Event.

           ARTICLE 14 - PROVISIONS RESPECTING EXCHANGE OF WARRANTS

         14.1 Exchange of Warrant. The Purchaser shall receive a Warrant to purchase up to two million ($2,000,000) worth of securities of the Company (the "Warrant"). At any time up through December 19, 2003, subject to the terms hereof, the Warrant shall be exchangeable by the holder thereof. The Warrant shall initially be exchangeable for 421,941 shares of Common Stock, potentially increasing to up to 500,000 shares of Common Stock so that the Purchaser will have the right to purchase an aggregate of $2,000,000 worth of Common Stock of the Company at the Warrant Exchange Price at an exchange price of between $4.00 and $4.74 per share of Common Stock, as hereinafter determined, or in a cashless exchange for a reduced number of shares (the "Net Issuable Exchange"), as determined by Section 9 of the Warrant. The Warrant will be exchangeable upon surrender of the Warrant to the Company at its principal office in Florida at any time during usual business hours, accompanied, if the Company so requires, by an instrument or instruments of transfer in form satisfactory to the Company and duly executed by the holder of the Warrant. The Warrant will expire on the earlier of (i) 5:00 p.m. on December 19, 2003 (or (ii) five years from the date of any initial public offering by the Company, if not exchanged by such date. Should the offering price of the Company's Common Stock in an initial public offering be less than $9.48 per share, then the Warrant exchange price shall become one-half of that initial offering price, but not less than $4.00 per share, subject to Section 14.3, provided however, if the exchange price on any Warrant subsequently issued to Prudential is less than the exchange price, Purchaser's exchange price will be adjusted downward to the exchange price granted by the Company on any Prudential Warrant. Should the Market Price per share of Common Stock as defined herein be less than $9.48 at the time of any First Liquidity Event other than an IPO, then the exercise price for the stock shall become one-half of that Market Price per share on such date, but not less than $4.00 per share, subject to Section 14.3, provided however, if the exchange price on any Warrant subsequently issued to Prudential is less than the exchange price, Purchaser's exchange price will be adjusted downward to the exchange price granted by the Company on any Prudential Warrant.

         14.2 Issuance of common stock upon exchange. As promptly as practicable after the surrender, as herein provided, of any Warrant, the Company shall deliver or cause to be delivered to or upon the written order of the holder of the Warrant the shares to be issued on exchange in accordance with the provisions of this Article 14 certificates representing the numbers of fully paid and nonassessable shares of Common Stock into which such Warrant is exchangeable in accordance with the provisions of this Article 14. Subject to the following provisions of this paragraph, such exchange shall be deemed to have been made at the close of business on the date that such Warrant has been exchanged, so that the rights of the holder of such Warrant exchanged shall cease at such time and the person or persons entitled to receive the shares of Common Stock upon exchange of such Warrant shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such exchange shall be at the exchange price in effect at such time; provided, however, that no such surrender on any date when the stock transfer books of the Company are closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such exchange as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open and such exchange shall be at the exchange price in effect on the date that such Warrant has been surrendered for exchange.

        If the last day for the exchange right is a Sunday or is in Florida a legal holiday or a day on which banking institutions are authorized by law to close, such right to exchange may be exercised on the next succeeding day which is not a legal holiday in Florida or a day on which banking institutions are authorized by law to close.

         14.3 Adjustment to exchange price. The exchange price and the number of shares issuable upon exchange shall, in addition to the preceding paragraph 14.1, be subject to adjustment as follows in the event the Company issues or is deemed to have issued shares at less than the current exchange price:

         (a) For the purposes of this Section 14.3(a), the term "current exchange price" is defined as meaning at any given time the exchange price then in effect, which is set as $4.74 as of the date hereof; and the terms "current quotient" is defined as meaning on any given date the amount determined at the close of business on such day by dividing:

                 (1) An amount equal to (A) the total number of shares of Common Stock outstanding when the current exchange price became effective, exclusive of any such shares which may have been issued after the date hereof as provided in this Section 14.3(a), multiplied by the current exchange price, plus (B) the aggregate of the amounts of all consideration, if any, received by the Company, (or, without duplication, deemed to be received as provided in paragraph (viii) below) upon all issuances of shares of Common Stock since the current exchange price became effective and prior to the time of the determination of the current quotient except shares of Common Stock issued as provided in Subdivision (c) hereof.

                 (2) The total number of shares of Common Stock outstanding immediately prior to the time of such determination, including any such shares deemed to have been issued as provided in paragraph (viii) below but excluding any such shares which may have been issued as provided in this
Section 14.3(a). For the purposes of this paragraph, the exchange price of $4.74 shall be deemed to have become effective at the close of business on the date of Closing Time. In determining the current quotient, the result shall be expressed to the nearest cent.

         If at the close of business on any date after the date of Closing Time on which any adjustment event hereunder takes place, the current exchange price exceeds the current quotient by as much as one percent of the then effective exchange price, the exchange price shall be reduced to the price equal to the current quotient, effective at the close of business on such date. In such case of a subdivision or combination of the outstanding shares of Common Stock issuable upon exchange of the Warrants, the exchange price shall be first reduced, effective immediately prior to an adjustment of the exchange price pursuant to this Section 14.3(a), by the amount, if any, by which the current exchange price exceeds the current quotient.

         For the purposes of this Section 14.3(a), the following provisions shall also be applicable:

         i) If additional shares of Common stock are issued for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares, before deducting therefrom any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such shares.

         ii) If additional shares of Common Stock are issued (otherwise than upon the exchange of the Company's obligations or shares of stock or upon the exchange of rights or options to subscribe for or to purchase shares of Common Stock) for a full or partial consideration other than cash, the amount of the non-cash consideration received by the Company for such shares shall be deemed to be the value of such consideration as determined in good faith by the Company's Board of Directors.

         iii) If additional shares of Common Stock are issued upon conversion or exchange of any obligations (including the Notes) or of any shares of the Company's stock that are convertible into or exchangeable for shares of Common Stock or upon the exchange of rights or options to subscribe for or to purchase shares of Common Stock, the amount of the consideration received by the Company for such additional shares of Common Stock shall be deemed to be the total of: (a) the amount of consideration received by the Company upon the original issuance of such obligations, shares, rights, or options, plus (b) any other consideration received by the Company upon conversion, exchange, or exchange except in adjustment of interest and dividends. If obligations, shares, rights, or options, of the same class or series of a class as the obligations, shares, rights, or options so converted, exchanged or exchanged have been originally issued for different amounts of consideration, the amount of consideration received by the Company upon the original issuance of each obligation, share, right, or option so converted, exchanged, or exchanged shall be deemed to be the average amount of the consideration received by the Company upon the original issuance of all such obligations, shares, rights, or options. The amount of the consideration, obligations, shares, rights, or options so converted, exchanged, or exchanged and the amount of any other consideration received by the Company upon the original issuance of the obligations, shares, rights, or options so converted, exchanged, or exchanged and the amount of any other consideration, received by the Company upon such conversion, exchange, or exchange shall be determined in the same manner provided in paragraphs (i) and (ii) above with respect to the consideration received by the Company in case of the issuance of additional shares of Common Stock. If such obligations, shares, rights, or options have been issued as a dividend upon any stock of the Company, the amount of the consideration received by the Company upon the original issuance thereof shall be deemed to be zero.

         iv) If additional shares of Common Stock are issued as a dividend, the aggregate number of shares of Common Stock issuable in payment of such dividend shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of stockholders entitled to such dividend. Shares of Common Stock issued otherwise than as a dividend shall be deemed to have been issued and to be outstanding at the close of business on the date of issue.

         v) The term dividend shall mean a dividend or other distribution upon stock of the Company.

         vi) The number of shares of Common Stock at any time outstanding shall not include all shares of Common Stock then owned or held by or for the account of the Company.

         vii) If the Company declares a dividend without fixing a record date for determining the stockholders entitled thereto, the first business day during which the Company's stock transfer books are closed for the purpose of such determination shall be deemed to be the record date fixed for the determination of stockholders entitled to such dividend.

         viii) In case of (a) the issuance of shares of stock or obligations convertible into or exchangeable for shares of Common stock at a exchange price per share less than the current exchange price in effect immediately prior to the issuance of such convertible stock or obligations, or (b) the issuance of any rights to subscribe for or to purchase, or any options for the purchase of, additional shares of Common Stock, at a price per share for the additional shares of Common Stock issuable upon the exchange of such rights or options less than the current exercisable price in effect immediately prior to the issuance of such rights or the granting of such options, then the issuance of such stock, obligations, rights, or options shall be deemed to be an issuance (as of the date of issuance of such stock, obligations, rights, or options) of the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible stock or obligations or upon the exchange of all such rights or options, as the case may be. In such case, the amount received or receivable by the Company in consideration of the issuance of such stock, obligations, rights, or options (plus the minimum aggregate amount of premium or additional consideration payable to the Company upon conversion or exchange of the stock or obligations or upon the exchange of such rights or options) before deducting therefrom any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such stock, obligations, rights or options, shall be deemed to be the consideration actually received (as of the date of issuance of such rights or options) for the issuance of the additional shares of Common Stock.

         The Consideration actually received by the Company for any shares of Common Stock issued upon the exchange of such stock or obligations or upon the exchange of such rights or options, which pursuant to this paragraph (viii) is deemed to have been received, shall not be included in the first paragraph of this Section 14.3(a) for the purpose of computing the current quotient and no further adjustment of the exchange price shall be made in respect thereof except that:

                 (1) On the expiration of such rights or options or the termination of the right to convert or exchange such stock or obligations, the current quotient and the current exchange price shall forthwith be readjusted to the current quotient and current exchange price which would have obtained had the adjustments made on account of the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exchange of such rights or options or upon conversion or exchange of such securities for the consideration actually received by the Company for such options, rights or securities and upon the exchange, exchange or conversion thereof; and

                 (2) If the purchase or exchange price or exchange rate provided for in any such options, rights, stock, or obligations changes or a different purchase or exchange price or exchange rate becomes effective at any time or from time to time (other than under or by reason of provisions designated to protect against dilution) then, upon such change becoming effective, the current quotient and current exchange price then in effect hereunder shall forthwith be increased or decreased to such current quotient and current exchange price as would have obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of (A) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exchange, conversion or exchange thereof, (B) the issuance of all Common Stock and all other options, rights or convertible or exchangeable securities issued after the issuance of such options, rights or convertible or exchangeable securities, and (C) the original issuance at the time of such exchange of any such options, rights or convertible or exchangeable securities then still outstanding.

         In case, however, such stock or obligations are convertible or exchangeable at a exchange price or exchange rate or such rights or options are exercisable at a purchase price, per share equal to or in excess of the current exchange price immediately prior to the issuance or sale of such convertible stock or obligations or of such rights or options, then no adjustment of the exchange price shall be made except in respect of additional shares of Common Stock actually issued upon the conversion or exchange of any such convertible stock or obligations or upon the exchange of any such rights or options.

         ix) No adjustment in the exchange price shall be made in respect of the issuance or sales of Common Stock held in the Company's treasury to the extent it acquired such Common Stock after the date of Closing Time, except that if any such treasury shares are issued or sold for a consideration per share which is less than the exchange price in effect immediately prior to such issue or sale and which is less than the average cost per share of such treasury shares, Company shall be deemed for purposes of this Section 14.3, to have issued or sold shares of Common Stock equal in number to such treasury shares for a consideration per share equal to the exchange price in effect immediately prior to such issue or sale reduced by the amount by which such average cost of such treasury share exceeds such consideration per share.

         (b) If the Company at any time subdivides or issues a stock dividend upon the outstanding shares of Common Stock, the exchange price in effect immediately prior to such subdivision or stock dividend shall be proportionately decreased, and if the Company at any time combines the outstanding shares of Common Stock, the exchange price in effect immediately prior to such combination shall be proportionately increased. Any such adjustment shall become effective at the close of business on the date that such subdivision, stock dividend or combination becomes effective.

         (c) No adjustment of the exchange price shall be made as a result of or in connection with any Approved Transfer as defined in Section 13.1:

         (d) Whenever the exchange price is adjusted, as herein provided, the Company shall promptly deliver to each holder of Warrants a computation setting forth the exchange price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such computation shall be made by certified public accountants (who may be Company's regular auditors or certified public accounts and shall be conclusive evidence of the correctness of such adjustment.

         (e)     The adjustments to the exchange price provided for in this
Section 14.3 shall be applicable, as provided in the Warrants, to the Purchase Price provided for in the Warrants.

         14.4 Fractional shares. No fractional shares or script representing fractional shares shall be issued upon the exchange of any Warrants. If the exchange of any Warrants results in a fraction, an amount of money equal to such fraction multiplied by the fair market value of one share of Common

Stock of the Company on the date on which such conversion or exchange is deemed made shall be paid to the person otherwise entitled to such fraction.

         14.5 Effect of reclassifications, etc. In case of any reclassification or change of outstanding shares of Common Stock issuable upon exchange of any Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor or purchasing corporation, as the case may be, shall execute with each holder of Warrants a supplemental agreement providing that the holder of each Warrant then outstanding shall have the right thereafter to exchange such Warrant to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, sale or conveyance. Such supplemental agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 14. The above provisions of this Section 14.5 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive sales or conveyances.

         14.6 Company to reserve stock. The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exchange of the Warrants as herein provided, the number of shares of Common Stock that is then issuable upon the exchange of all outstanding Warrants. The Company covenants that all shares of Common Stock which are so issuable shall, when issued pursuant to the terms of the Warrants and this agreement, be duly and validly issued and fully paid and nonassessable.

         14.7 No dilution or impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any term of this agreement, the Notes, or Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action that is necessary or appropriate in order to protect the rights of the holders of the Notes and Warrants against dilution or other impairment.

         14.8 Taxes on exchange. The issuance of certificates for shares of Common Stock upon the exchange of Warrants shall be made without charge to the Warrant holders for any tax (other than federal or state income taxes) in respect to the issuance of such certificates. Such certificates shall be issued in the respective names of, or in the names directed by, the holder of the Warrant exchanged. Company, however, shall not be required to pay any tax which may be payable in respect to any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Warrants exchanged, or to issue or deliver such certificates until the person or persons requesting the issuance thereof have paid the Company the amount of such tax or have established to the satisfaction of the Company that such tax has been paid.

         14.9 Notices of record date, etc.. If any of the following events occur, the Company will mail or cause to be mailed a notice, as specified below, to every holder of a Note or Warrant:

         (a) Any taking by Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend at the same rate as the rate of the last cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right;

         (b) Any capital reorganization of the Company, any reclassification or recapitalization of the Company's capital stock, or any transfer of all or substantially all of the assets of the Company to or consolidation or merger of the Company with or into any other Person;

         (c) Any voluntary or involuntary dissolution, liquidation or winding up of the Company; or

         (d) Any proposed issue or grant by the Company of any shares of stock of any class or any other securities (other than notes or other obligations issued or incurred by Company in connection with the purchase of real or personal property or the borrowing of money privately), or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any securities (other than the Public Offering of Common Stock or any issue or grant referred to herein).

         The above notice to the Note or Warrant holder shall specify:

                 (1) The date or expected date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right;

                 (2) The date or expected date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up; and

                 (3) The amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date or expected date of such proposed issue or grant, and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least 20 days prior to the date therein specified.

      ARTICLE 15 - TRANSFERS NOT REGISTERED UNDER SECURITIES ACT OF 1933

         15.1 Restrictive legends. Each Note, Warrant and certificate for Common Stock issued upon the exchange of any Warrant, and each Note, Warrant, and stock certificate issued upon the transfer of any such Note, Warrant or Common Stock (except as otherwise permitted by this Article 15), shall be stamped or otherwise imprinted with a legend in substantially the following form:

                 "The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act. Such securities may not be transferred except upon the conditions specified in certain agreements, dated as of February 28, 1997, between the Company and certain Purchasers, complete and correct copies of which are available for inspection at the office of the Company and a conformed copy of which will be furnished to the holder of such securities upon written request and without charge. No transfer of such securities shall be valid or effective unless and until the conditions so specified have been complied with."

         15.2 Notice of proposed transfer, opinions of counsel. Except as provided in the last paragraph of this Section 15.2, prior to any transfer of any such Notes, Warrants, or Common Stock, the holder thereof will give written notice to Company of such holder's intention to effect such transfer and to comply in all other respects with this Section 15.2. Each such notice shall
(a) describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (b) designate counsel for the holder giving such notice (who may be house counsel for such holder). The holder giving such notice will submit a copy thereof to the counsel designated in such notice and Company will promptly submit a copy thereof to its counsel, and the following provisions shall apply:

                 (1) If in the opinion of each such counsel, the proposed transfer may be effected without registration under the Act of such Notes, Warrants, or Common Stock, the Company will promptly notify the holder thereof and such holder shall thereupon be entitled to transfer such Notes, Warrants, or Common Stock in accordance with the terms of the notice delivered by such holder to the Company. Each Note, Warrant, or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in Section 15.1, unless in the opinion of each such counsel such legend is no longer required to insure compliance with the Act. If for any reason counsel for the Company (after having been furnished with the required information under clause (a) of this Section 15.2) fails to deliver an opinion to Company, or Company fails to notify such holder thereof as aforesaid, within 20 days after counsel for such holder has delivered its opinion to such holder (with a copy to Company), then for all purposes of this agreement the opinion of the Company's counsel shall be deemed to be the same as the opinion of counsel for such holder.

                 (2) If in the opinion of either or both of such counsel, the proposed transfer may not be effected without registration under the Act of such Notes, Warrants, or Common Stock, Company will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such Notes, Warrants, or Common Stock until receipt of a further notice from Company under subdivision (1) above or, in the case of Common Stock, unless registration of such Common Stock under the Act has become effective.

         The Company will pay the reasonable fees and disbursements of counsel (other than inside counsel) for any holder and of counsel for the Company in connection with all opinions rendered by them pursuant to this Section 15.2.

          ARTICLE 16 - REGISTRATION, TRANSFER, AND EXCHANGE OF NOTES

         (a) The Company shall, at its expense (except for transfer taxes), keep a register at its principal office in which, subject to reasonable regulations, it shall provide for the registration and transfers of Notes.

         (b) Whenever any Note or Notes are surrendered at the Company's principal office, either for transfer or exchange, accompanied (if so required by the Company) by an instrument of transfer in a form satisfactory to Company and duly executed by the holder thereof or the holder's attorney duly authorized in writing, the Company shall execute and deliver in exchange therefor (subject to the provisions of Article 15) a new printed Note or Notes as requested by the holder, in the same aggregate unpaid principal amount as that of the surrendered Note or Notes. The holder requesting the exchange, however, shall pay any transfer tax relating to such transaction. Each such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the surrendered Note or Notes, and shall be in the principal amounts and registered in the same name or names the holder designates in writing.

                      ARTICLE 17 - REPLACEMENT OF NOTES

         If any Note held by a Person other than Purchaser is lost, stolen, destroyed, or mutilated, and the Company receives evidence reasonably satisfactory to it of such loss, theft, destruction, or mutilation, and such Person delivers an indemnity bond in a reasonable amount determined by Company, or a mutilated Note is surrendered and cancelled, Company will, at its expense, execute and deliver a new replacement Note of like tenor, dated the date to which interest has been paid on the replacement Note.

                 ARTICLE 18 - EVENTS OF DEFAULT; ACCELERATION

         The following events shall constitute Events of Default:

         (a) The Company defaults in the payment of any part of the principal of or premium on any Note when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise;

         (b) The Company defaults in the payment of any installment of interest on any Note for more than 20 days after it has become due and payable;

         (c) The Company defaults in the performance of or compliance with any material term of this agreement, and such default is not remedied within 30 days after the holder of any Note gives the Company written notice thereof;

         (d) The Company or any Subsidiary defaults (as principal, guarantor, or other surety) in the payment of principal of, premium or interest on, or any other payment of money due under, any other material obligation for borrowed money (including any obligation secured by a purchase money mortgage) beyond any provided period of grace, or in the performance of any other material agreement, term, or condition contained in any agreement under which such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on their behalf) to cause, the obligation to become due before its stated maturity;

         (e) The Company or any Subsidiary (i) makes an assignment for the benefit of creditors, (ii) admits in writing to its inability to pay its debts as they become due, (iii) files a voluntary petition in bankruptcy, (iv) is adjudicated a bankrupt or insolvent, (v) files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, (vi) files an answer admitting or not contesting the material allegations of a material petition filed against the Company or any Subsidiary in such proceeding, or (vii) seeks, consents to, or acquiesces in the appointment of any trustee, receiver, or liquidator of the Company or any Subsidiary or of all or any substantial part of the Company's or Subsidiary's property, or the Company or its directors or majority stockholders take any action looking to its dissolution or liquidation;

         (f) An action is commenced against the Company or any Subsidiary seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, and the action is not dismissed, or all orders or proceedings thereunder affecting the Company's operations or business are not stayed within 60 days after commencement of such action, or the stay of any such order or proceedings is thereafter set aside; or, a trustee, receiver, or liquidator is appointed for the Company or any Subsidiary or of all or a substantial part of the Company's or Subsidiary's properties without the Company's or Subsidiary's consent or acquiescence, and the appointment is not vacated within 60 days after the appointment; or

         (g) A final judgment, against which the Company or any Subsidiary is uninsured and which, together with other like outstanding judgments against the Company and its Subsidiaries, exceeds a total of $500,000, is rendered against the Company or a Subsidiary, and within 60 days after the entry thereof, the judgment is not discharged or execution thereof stayed pending appeal; or, within 60 days after the stay expires, the judgment is not discharged.

         Notwithstanding the above, or anything else contained in this agreement, should the Company be in default under any Senior Debt, the Company shall have the opportunity to cure the same and during such period not to exceed 30 days, no Note payments shall become due and payable and shall be delayed until the Senior Debt is satisfied in full.

         If any of the above Events of Default occur, any holder or holders of 50 percent or more in aggregate principal amount of the Notes then outstanding ("50 percent holders") may at any time (unless all defaults have previously been remedied), by written notice to the Company, and, to the extent they are known to such holder or holders, to the other holders of Notes declare all the Notes, to be due and payable. In such case, the Notes immediately shall mature and become due and payable, together with interest accrued thereon. While an Event of Default continues, however, and irrespective of whether the 50 percent holders have declared all of the Notes to be due and payable, any original purchaser of the Notes or Transferee may, by written notice to the Company, declare the Notes then held by it to be, and such Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon. Any such action by 50 percent holders, however, may be rescinded with the consent of the holders of 66.66 percent or more in aggregate principal amount of the Notes then outstanding, if the Company has cured the Event of Default.

                     ARTICLE 19 - SUBORDINATION OF NOTES

         (a) The payment of the principal of and interest on the Note is hereby expressly subordinated, to the extent and in the manner hereinafter in this Article 19 set forth, to the right of payment of the prior payment of Senior Debt in full. Attached as SCHEDULE 19(A) is a list of all Company indebtedness and a delineation as to which of such debt is Senior Debt.

         (b) Upon any distribution of the Company's assets upon its dissolution, winding up, liquidation, or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities or otherwise:

                 (1) All principal, premium, if any, and interest due upon all Senior Debt shall first be paid in full, or payment thereof provided for in money or money's worth, before the holders of the Notes are entitled to receive any payment upon the principal of, premium, if any, or interest on the Notes;

                 (2) Any payment or distribution of the Company's assets of any kind or character, whether in cash, property or securities (other than shares of the Company's stock as reorganized or readjusted or securities of Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Debt which may at the time be outstanding on terms not less favorable to the holders thereof than those of this Article 19) to which the holders of the Notes would be entitled except for the provisions of this Article 19 shall be paid by the liquidating trustee or otherwise, directly to the holders of Senior Debt (pro rata to each such holder on the basis of the respective amounts of Senior Debt held by each such holder), to the extent necessary to pay in full all Senior Debt remaining unpaid, after giving effect to any prior or concurrent payment or distribution, or provision therefor, to the holders of Senior Debt on the Senior Debt;

                 (3) If, notwithstanding the foregoing, any payment or distribution of the Company's assets of any kind or character, whether in cash, property, or securities (other than shares of the Company's stock as reorganized or readjusted or securities of Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Debt which may at the time be outstanding on terms not less favorable to the holders thereof than those of this Article 19) is received by the holders of the Notes before all Senior Debt is paid in full, or provision made for its payment, such payment or distribution shall be paid over to holders of Senior Debt (pro rata to each such holder on the basis of the respective amounts of Senior Debt held by such holder), for application to the payment of all Senior Debt remaining unpaid until all such Senior Debt has been paid in full, or provision made for its payment, after giving effect to any prior or concurrent payment or distribution to the holders of the Senior Debt on the Senior Debt; and

                 (4) Each holder of the Notes agrees, in the event of any proceeding described in this paragraph (b) of this Article 19, to proceed promptly and with due diligence to enforce its claim, or to notify the Company and the other holders of the Notes in writing of its intention not to so enforce its claim, as a holder of the Notes against the Company.

         (c) In the event and during the continuance of any default by the Company in the payment of any Senior Debt when due (whether at a stated maturity date, upon acceleration or otherwise), no payment of principal of, premium, if any, or interest on the Notes shall be made by the Company.

         (d) Subject to the payment in full of all Senior Debt, the holders of the Notes shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of the Company's assets applicable to the Senior Debt until the principal of, premium, if any, and interest on the Notes is paid in full. No such payments or distributions applicable to the Senior Debt shall, as between the Company, its creditors other than the holders of the Senior Debt, and the holders of the Notes, be deemed to be a payment by the Company to or on account of the Notes.

         (e) The provisions of this Article 19 are solely for the purpose of defining the rights of the holders of the Notes, on the one hand, relative to the rights of the holders of the Senior Debt, on the other hand, and nothing contained in this Article 19 or elsewhere in the Agreements or in the Notes is intended to or shall:

                 (1) Impair, as between the Company, its creditors other than the holders of Senior Debt, and the holders of the Notes, the Company's obligation, which is unconditional and absolute, to pay to the holders of the Notes the principal of, premium, if any, and interest on the Notes, as and when the same becomes due and payable in accordance with the terms of the Notes, or

                 (2) Affect the rights of the holders of the Notes relative to creditors of Company other than the holders of the Senior Debt, nor shall anything in the Agreements or in the Notes prevent the holder of any Notes from exercising all remedies otherwise permitted by applicable law upon default under this agreement, subject to the rights, if any, under this Article 19 of the holders of the Senior Debt in respect to the Company's assets received upon the exchange of any such remedy.

         (f) Upon any payment or distribution of the Company's assets referred to in this Article 19, the holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation, or reorganization proceedings are pending or upon a certificate of the liquidating trustee or agent or other person making any distribution to the holders of the Notes on the Notes for the purpose of ascertaining the amount of the Senior Debt, the holders thereof, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 19.

         (g) Nothing contained in this Article 19 or in the Agreements or in the Note, shall affect the Company's obligation to make, or prevent the Company from making, at any time except as set forth in paragraphs (b), (c) and
(d) of this Article 19, payments of principal of, premium, if any, or interest on the Notes.

         (h)     No modification, amendment, or waiver of any provision of this
Article 19 shall be made without the prior written consent of the holders having a majority interest in the Note.

                    ARTICLE 20 - REMEDIES ON DEFAULT, ETC.

         If any one or more Events of Default occur and are continuing, the holders of any Notes at the time outstanding may proceed to protect and enforce their rights by an action at law, suit in equity, or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exchange of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or premium, if any, or interest on any Note, the Company will pay the holder a further amount sufficient to cover the cost of collection, including (without limitation) reasonable attorney's fees, expenses, and disbursements. If any holder of any Note gives any notice or takes any other action in respect of a claimed default, the Company will forthwith give written notice thereof to all other holders of the Notes at the time outstanding describing the notice or action and the nature of the claimed default. No course of dealing and no delay by any holder of any Note in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers and remedies. No right, power, or remedy conferred hereby or by any Note upon any holder thereof shall be exclusive of any other right, power, or remedy referred to herein or therein or now or hereafter available by law, in equity, by statute or otherwise.
                           ARTICLE 21 - DEFINITIONS

         As used herein, the following terms have the following respective meanings:

         21.1    Affiliate.

         (a) Any Person owning or controlling 5 percent or more of any class of stock or similar interests of Company or any Subsidiary;

         (b)     Any spouse of any such Person;

         (c) Any relative (within the third degree) of any such Person or spouse;

         (d) Any corporation, association, or other business entity in which any such Person or spouse or relative has a substantial direct or indirect interest; and

         (e) Any corporation (other than a Subsidiary), association, or other business entity 5 percent or more of any class of stock or similar interests of which is owned or controlled by the Company or any Subsidiary.

         21.2 The Exchange Formula. In a Net Issuable Exchange, the formula for determining the number of shares of Common Stock to be received in exchange for a Warrant shall be determined as provided in Section 9 of the Form of Warrant attached as EXHIBIT B.

         21.3 Common Stock. All shares now or hereafter authorized by the class of the Company's Common Stock, par value $.001 per share, presently authorized and stock of any other class into which such shares may hereafter have been changed.

         21.4 First Liquidity Event. A change of control in the Company defined as (i) a change in ownership of the majority of the Company's issued and outstanding stock, (ii) or the change in ownership of enough issued and outstanding Company stock (i.e. less than a majority) to control the outcome of an election of the Company's directors, (iii) a merger where the Company is not the surviving entity, (iv) an initial public offering by the Company in excess of $15.0 million in net proceeds, or (v) a sale of substantially all of the Company's assets.

         21.5 Generally accepted accounting principles. As determined by independent certified public accountants of recognized national standing selected by the Company.

         21.6    Indebtedness.  As applied to a Person,

         (a) All items which, in accordance with generally accepted accounting principles, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date of which the Indebtedness is to be determined;

         (b)     All Indebtedness (other than Indebtedness owing to such
Person) secured by any mortgage, pledge, lien, security interest or conditional sale, or other title retention agreement to which any property or asset owned or held by such Person is subject, regardless of whether the Indebtedness secured thereby has been assumed; and

         (c) All Indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), discounted, sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

         21.7 Market Price. The Market Price of shares of stock of the Company shall be determined as set forth in Section 4(g) of the Form of Warrant attached as EXHIBIT B.

         21.8 Net Issuable Exchange. A cashless exchange of the Warrant for shares of Common Stock based upon The Exchange Formula.

         21.9 Officer's certificate. A certificate signed in the name of the Company by its Chairman of the Board of Directors, or its President or one of its Vice Presidents and its Treasurer or one of its Assistant Treasurers.

         21.10 Person. A corporation, an association, a partnership, an organization, a business, an individual, or a government or political subdivision thereof, or any governmental agency, but excluding a Subsidiary.

         21.11 Public offering of common stock. The first underwritten public offering of shares of the Company's Common Stock registered under the Act, as a result of which Purchasers will no longer be entitled to anti-dilution protection as to its ownership Warrants or Common Stock.

         21.12 Senior Debt. The principal (and premium, if any, payable on redemption) of and interest on all Indebtedness of the Company and its Subsidiaries for any current and future liabilities or obligations of any kind, and all current and future guaranties, direct or indirect, by the Company or any Subsidiary of such Indebtedness of others and all renewals, extensions and refundings of any such Indebtedness, and all such current and future guaranties by the Company or any Subsidiary of renewals, extensions and refundings of any such Indebtedness of others, whether such Indebtedness or guaranty is outstanding on the date of this agreement or thereafter created, incurred or assumed, unless by the terms of the future instrument creating or evidencing such future Indebtedness or future guaranty or pursuant to which the same is outstanding it is provided in effect that the Indebtedness or guaranty is not superior in right of payment to the Notes. Notwithstanding anything contained herein to the contrary, all debt that is not traditionally senior debt (senior debt to include, but not be limited to current and future acquisition debt, bank debt, institutional debt, trade debt, financing debt, (except Company affiliates or insiders and the December 1996 Notes), shall be pari passu basis with this debt. As to the current outstanding debt to the

Company Director, the Company covenants and agrees to provide Purchasers on an equal basis and at the same time on a pari passu basis, for any payment on such debt to the Company Director or grant of security to such Company Director.
The Company agrees to immediately provide Purchasers with notice of any demand or action by said Director to collect such debt. In the event of a payment to Purchaser hereunder the Note shall be reduced accordingly.

         21.13 Subsidiary. Any corporation, association, or other business entity in which more that 50 percent of the stock of each class having ordinary voting power is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the Company and/or one or more of its Subsidiaries.

                            ARTICLE 22 - EXPENSES

         Upon consummation of the transaction, the Company will pay:

         (a) All the costs and expenses of this agreement, of the printing and the issue of the Notes and Warrants and the Common Stock issuable upon conversion of the Notes and Warrants, of any taxes (including any interest and penalties in respect thereof) payable on such issue (Company agreeing to indemnify Purchaser in respect thereof), of furnishing all opinions by the Company's counsel (including any opinions reasonably requested by Purchaser's special counsel as to any legal matter arising hereunder) and all certificates on behalf of the Company, and of the Company's performance of and compliance with all of its agreements and conditions contained herein;

         (b) The cost of delivering to Purchaser, insured to your satisfaction, the Notes and Warrants purchased by Purchaser at Closing Time and any Notes and Warrants or Common Stock or Warrants delivered to Purchaser upon any exchange, delivery or exchange pursuant to the provisions of this agreement and of delivering any Notes to the Company, insured to Purchaser's satisfaction, if delivered by Purchaser pursuant to the provisions of this agreement or upon any conversion or prepayment of the Notes;

         (c) Pay, indemnify, and hold Purchaser and each other holder of any Note harmless from and against any and all liability and loss with respect to or resulting from:

                 (1) All claims for or on account of brokers' or finders' fees or commissions with respect to such transactions; and

                 (2) The nonpayment or delayed payment of all stamp and other taxes, fees, and excises (other than transfer taxes), if any, including any interest and penalties, which may be or be determined to be, payable in connection with this transaction, or in connection with the original issue of the Notes or any Common Stock issuable upon exchange of Notes or Warrants.

         (d) All legal fees and costs incurred with Special Counsel of the Purchaser in connection with this transaction up to $10,000. Special Counsel is Lindquist & Vennum P.L.L.P., 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402.

  ARTICLE 23 - SURVIVAL OF AGREEMENTS, REPRESENTATIONS, AND WARRANTIES, ETC.

         All agreements, representations, and warranties contained herein or made in writing by or on behalf of Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this agreement, any investigation at any time made by Purchaser or on its behalf, Purchaser's acquisition of the Note, and any disposition, or payment of the Note. All statements contained in any certificate or other instrument delivered by Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Company hereunder.

                          ARTICLE 24 - NOTICES, ETC.

         All notices, requests, consents, and other communications hereunder shall be in writing and mailed by first class registered or certified mail, postage prepaid:

         (a) If to Purchaser, at its address as set forth in SCHEDULE 1 to this agreement, marked for attention as there indicated, or at any other address furnished to Company by Purchaser in writing; or

         (b) If to any other holder of any Note or Warrant, at any address furnished to the Company in writing by such holder, or, until such other holder furnishes to Company an address, then to, and at the address of, the last holder of such Note or Warrant who has so furnished an address to Company; or

         (c) If to the Company, Vision 21, Inc., 7209 Bryan Dairy Road, Largo, Florida 34647, with a copy to Darrell C. Smith, Esquire, Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Blvd. Suite 2800, Tampa, Florida 33602.

                     ARTICLE 25 - AMENDMENTS AND WAIVERS

         Neither this agreement nor any Notes nor any term hereof or thereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this agreement or of the Notes may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (and only with) the written consent of the holders of at least 51 percent in principal amount of the Notes at the time outstanding, provided, however, that no such amendment or waiver shall, without the written consent of the holders of all of the Notes at the time outstanding, (a) change the amount or time of any payment or prepayment of any Notes or any part thereof, or of any premium or interest thereon, or (b) reduce the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver under this
Article 25.

                       ARTICLE 26 - HOME OFFICE PAYMENT

         The Company agrees that, as long as Purchaser shall hold any Notes, the Company will make payments of principal thereof and interest and premium, if any, thereon by check duly mailed to Purchaser, or to Purchaser's nominee, at the address set forth under Purchaser's name on SCHEDULE 1, or any other address you designate to the Company in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Purchaser agrees that, before disposing of any Note, Purchaser will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon had been paid, and will notify the Company of the name and address of the transferee of such Note if known to Purchaser.

                          ARTICLE 27 - MISCELLANEOUS

         This agreement is being delivered and is intended to be performed in the State of Florida and shall be construed and enforced in accordance with and governed by the laws of such State. All the terms of this agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes. This agreement embodies the entire agreement and understanding between Purchaser and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding contract between you and the Company.

                                   Very truly yours,

                                   VISION 21, INC.

                                   By: /s/ Theodore N. Gillette
                                      -----------------------------------
                                        Theodore N. Gillette, President

(Corporate Seal)
                                   Attest:

                                   By: /s/ Richard T. Welch
                                      -----------------------------------
                                        Richard T. Welch, Chief Financial
                                        Officer

The foregoing agreement is hereby agreed to as of this date thereof.


                                   PIPER JAFFRAY HEALTHCARE FUND II
                                   LIMITED PARTNERSHIP

                                   By:  Piper Jaffray Healthcare Management
                                          Partnership, its General Partner

                                   By: /s/ Buzz Benson
                                      ----------------------------------------
                                          Buzz Benson, Managing Director of
                                          Piper Jaffray Ventures Incorporated,
                                          its General Partner


                                   Address:

                                   Buzz Benson, Managing Director
                                   Piper Jaffray Ventures Incorporated
                                   222 South Ninth Street
                                   Minneapolis, MN  55402-3804
                                   Phone:  (612) 342-6335
                                   Fax:  (612) 342-1036

                             EXHIBIT A - FORM OF
       10% SENIOR SUBORDINATED SERIES 1997 NOTE, DUE DECEMBER 19, 1999

$2,000,000                                                                                              February 28, 1997
                                                                                                          Largo, Florida

         FOR VALUE RECEIVED, the undersigned Vision 21, Inc. ("the Company"), a corporation organized and existing under the laws of the State of Florida, hereby promises to pay to Piper Jaffray Healthcare Fund II Limited Partnership, or registered assigns, interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 10 percent per annum from the date hereof, payable semiannually on the 19th day of December and the 19th day of June each year commencing with June 19, 1997 until the principal hereof has become due and payable, and thereafter at the rate of 12 percent per annum until paid, and so far as may be lawful, with interest on any overdue installment of interest at the rate of 12 percent per annum. The entire principal sum of the Note in the amount of $2,000,000 and any accrued interest yet unpaid shall become due and payable in full the earlier of December 19, 1999, or the date of a First Liquidity Event as defined in the Note Purchase Agreement.

         Payments of both principal and interest are to be made at 7209 Bryan Dairy Road, Largo, Florida 34647, or any other place the holder hereof designates to the Company in writing, in lawful money of the United States of America.

         This Note has been issued, pursuant to that Note Purchase Agreement dated February 28, 1997, between the Company and the Purchaser of said Note and is entitled to the benefits of said Note Purchase Agreement. As provided therein, this Note is subject to prepayment, in whole or in part, without penalty or premium.

         This Note and all payments hereon, including principal and interest, are subordinated to all the Company's Senior Debt, as defined in said Note Purchase Agreement, to the extent and in the manner specified in that agreement.

         If an event of default, as defined in the Note Purchase Agreement occurs and is continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in said Note Purchase Agreement.

                             VISION 21, INC.

(Corporate Seal)             By:
                                ----------------------------------------------
                                  Theodore N. Gillette, President

                             Attest:

                             By:
                                ----------------------------------------------
                                  Richard T. Welch, Chief Financial Officer

                  EXHIBIT B - FORM OF STOCK PURCHASE WARRANT
        TO SUBSCRIBE FOR AND PURCHASE COMMON STOCK OF VISION 21, INC.

         THIS CERTIFIES THAT, for value received, Piper Jaffray Healthcare Fund II Limited Partnership (herein called "Purchaser"), or its registered assigns, is entitled to subscribe for and purchase from Vision 21, Inc. (hereinafter called the "Company"), a corporation organized and existing under the laws of the State of Florida, at the price specified below (subject to adjustment as noted below) at any time after the date hereof to and including the earlier of
(i) December 19, 2003 and (ii) five years from the closing date of an initial public offering ("IPO") of the Company's Common Stock (the "Expiration Date") Four Hundred Twenty-One Thousand Nine Hundred Forty-One (421,941) fully paid and nonassessable shares of the Company's Common Stock (hereinafter the "Common Stock") as provided herein (subject to adjustment as noted below). This Warrant has been issued pursuant to a Note Purchase Agreement dated as of February 28, 1997 (the "Note Purchase Agreement") between the Purchaser and the Company and entitles the Purchaser to purchase $2,000,000 of Common Stock of the Company. The applicable provisions of the Note Purchase Agreement are incorporated herein by reference and to the extent that there is any inconsistency between the Note Purchase Agreement and this Warrant, the terms of the Note Purchase Agreement shall prevail. All capitalized terms not otherwise defined in this Warrant shall have the same meaning as defined in the Note Purchase Agreement.

         For purposes of this Warrant, the term "Capital Stock" shall mean and include the Company's presently authorized Common Stock and shall also include any capital stock of any class of this Company, including preferred stock, and any securities convertible or exchangeable into shares of the Company's Common Stock or preferred stock.

         This Warrant shall initially be exchangeable for 421,941 shares of Common Stock, potentially increasing to up to 500,000 shares of Common Stock so that the Purchaser will have the right to purchase an aggregate of $2,000,000 worth of Common Stock of the Company at an exchange price of between $4.00 and $4.74 per share of Common Stock (the "Warrant Exchange Price"), as hereinafter determined, or in a cashless exchange for a reduced number of shares (the "Net Issuable Exchange"), as determined by section 9 of this Warrant. Should the offering price of the Company's Common Stock in an initial public offering be less than $9.48 per share, then the Warrant Exchange Price shall become one-half of that initial offering price, but not less than $4.00 per share, subject to section 4 below. Should the Market Price per share of Common Stock as defined herein be less than $9.48 at the time of any First Liquidity Event other than an IPO, then the exercise price for the stock shall become one-half of that Market Price per share on such date, but not less than $4.00 per share, subject to section 4 below, provided, however, if the exchange price on any warrant subsequently issued to Prudential, as hereinafter defined, is less than the Warrant Exchange Price, the Warrant Exchange Price will be adjusted downward to the exchange price granted by the Company on any Prudential warrant.

         This Warrant is subject to the following provisions, terms and conditions:

         1. The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part, by written notice of exercise delivered to the Company 20 days prior to the intended date of exercise and by the surrender of this Warrant (properly endorsed if required) and payment of the Warrant Exchange Price at the principal office of the Company. The Company agrees that the shares so purchased shall be and are deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. Subject to the provisions of the next succeeding paragraph, certificates for the shares of stock so purchased shall be delivered to the holder hereof as promptly as practicable, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the holder hereof as promptly as practicable.

         2. Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for shares of stock upon exercise of this Warrant except in accordance with the provisions, and subject to the limitations, of paragraph 7 hereof.

         3. The Company represents and warrants that this Warrant has been duly authorized by all necessary corporate action, has been duly executed and delivered and is a legal and binding obligation of the Company. The Company covenants and agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant according to the terms hereof or represented by the Common Stock to be issued pursuant to the Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

         4. The Warrant Exchange Price and the number of shares issuable upon exchange shall, in addition to the above paragraphs, be subject to adjustment as follows in the event the Company issues or is deemed to have issued shares at less than the current exchange price:

         (a) For the purposes of this section 4(a), the term "current exchange price" is defined as meaning at any given time the Warrant Exchange Price then in effect, which is set as $4.74 as of the date hereof; and the term "current quotient" is defined as meaning on any given date the amount determined at the close of business on such day by dividing:

                 (1) An amount equal to (A) the total number of shares of Common Stock outstanding when the current exchange price became effective, exclusive of any such shares which may have been issued after the date hereof as provided in this section 4(a), multiplied by the current exchange price, plus (B) the aggregate of the amounts of all consideration, if any, received by the Company, (or, without duplication, deemed to be received as provided in paragraph (viii) below) upon all issuances of shares of Common Stock since the current exchange price became effective and prior to the time of the determination of the current quotient except shares of Common Stock issued as provided in Subdivision (c) hereof; by

                 (2) The total number of shares of Common Stock outstanding immediately prior to the time of such determination, including any such shares deemed to have been issued as provided in paragraph (viii) below but excluding any such shares which may have been issued as provided in this section 4(a). For the purposes of this paragraph, the Warrant Exchange Price of $4.74 shall be deemed to have become effective at the close of business on the date of this Warrant. In determining the current quotient, the result shall be expressed to the nearest cent.

         If at the close of business on any date after the date of this Warrant on which any adjustment event hereunder takes place, the current exchange price exceeds the current quotient by as much as one percent of the then effective Warrant Exchange Price, the Warrant Exchange Price shall be reduced to the price equal to the current quotient, effective at the close of business on such date. In such case of a subdivision or combination of the outstanding shares of Common Stock issuable upon exchange of the Warrant, the Warrant Exchange Price shall be first reduced, effective immediately prior to an adjustment of the Warrant Exchange Price pursuant to this section 4, by the amount, if any, by which the current exchange price exceeds the current quotient.

         For the purposes of this section 4, the following provisions shall also be applicable:

         i) If additional shares of Common Stock are issued for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares, before deducting therefrom any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such shares.

         ii) If additional shares of Common Stock are issued (otherwise than upon the exchange of the Company's obligations or shares of stock or upon the exchange of rights or options to subscribe for or to purchase shares of Common Stock) for a full or partial consideration other than cash, the amount of the non-cash consideration received by the Company for such shares shall be deemed to be the value of such consideration as determined in good faith by the Company's Board of Directors.

         iii) If additional shares of Common Stock are issued upon conversion or exchange of any obligations (including the Notes) or of any shares of the Company's stock that are convertible into or exchangeable for shares of Common Stock or upon the exchange of rights or options to subscribe for or to purchase shares of Common Stock, the amount of the consideration received by the Company for such additional shares of Common Stock shall be deemed to be the total of: (a) the amount of consideration received by the Company upon the original issuance of such obligations, shares, rights, or options, plus (b) any other consideration received by the Company upon conversion, or exchange except in adjustment of interest and dividends. If obligations, shares, rights, or options, of the same class or series of a class as the obligations, shares, rights, or options so converted, or exchanged have been originally issued for different amounts of consideration, the amount of consideration received by the Company upon the original issuance of each obligation, share, right, or option so converted, or exchanged shall be deemed to be the average amount of the consideration received by the Company upon the original issuance of all such obligations, shares, rights, or options. The amount of the consideration, obligations, shares, rights, or options so converted, or exchanged and the amount of any other consideration received by the Company upon the original issuance of the obligations, shares, rights, or options so converted, or exchanged and the amount of any other consideration, received by the Company upon such conversion, or exchange shall be determined in the same manner provided in paragraphs (i) and (ii) above with respect to the consideration received by the Company in case of the issuance of additional shares of Common Stock. If such obligations, shares, rights, or options have been issued as a dividend upon any stock of the Company, the amount of the consideration received by the Company upon the original issuance thereof shall be deemed to be zero.

         iv) If additional shares of Common Stock are issued as a dividend, the aggregate number of shares of Common Stock issuable in payment of such dividend shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of stockholders entitled to such dividend. Shares of Common Stock issued otherwise than as a dividend shall be deemed to have been issued and to be outstanding at the close of business on the date of issue.

         v) The term dividend shall mean a dividend or other distribution upon stock of the Company.

         vi) The number of shares of Common Stock at any time outstanding shall not include all shares of Common Stock then owned or held by or for the account of the Company.

         vii) If the Company declares a dividend without fixing a record date for determining the stockholders entitled thereto, the first business day during which the Company's stock transfer books are closed for the purpose of such determination shall be deemed to be the record date fixed for the determination of stockholders entitled to such dividend.

         viii) In case of (a) the issuance of shares of stock or obligations convertible into or exchangeable for shares of Common Stock at an exchange price per share less than the current exchange price in effect immediately prior to the issuance of such convertible stock or obligations, or (b) the issuance of any rights to subscribe for or to purchase, or any options for the purchase of, additional shares of Common Stock, at a price per share for the additional shares of Common Stock issuable upon the exchange of such rights or options less than the current exercisable price in effect immediately prior to the issuance of such rights or the granting of such options, then the issuance of such stock, obligations, rights, or options shall be deemed to be an issuance (as of the date of issuance of such stock, obligations, rights, or options) of the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible stock or obligations or upon the exchange of all such rights or options, as the case may be. In such case, the amount received or receivable by the Company in consideration of the issuance of such stock, obligations, rights, or options (plus the minimum aggregate amount of premium or additional consideration payable to the Company upon conversion or exchange of the stock or obligations or upon the exchange of such rights or options) before deducting therefrom any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such stock, obligations, rights or options, shall be deemed to be the consideration actually received (as of the date of issuance of such rights or options) for the issuance of the additional shares of Common Stock.

        The Consideration actually received by the Company for any shares of Common Stock issued upon the exchange of such stock or obligations or upon the exchange of such rights or options, which pursuant to this paragraph (viii) is deemed to have been received, shall not be included in the (first paragraph of this section 4(a) for the purpose of computing the current quotient and no further adjustment of the exchange price shall be made in respect thereof except that:

                 (1) On the expiration of such rights or options or the termination of the right to convert or exchange such stock or obligations, the current quotient and the current exchange price shall forthwith be readjusted to the current quotient and current exchange price which would have obtained had the adjustments made on account of the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exchange of such rights or options or upon conversion or exchange of such securities for the consideration actually received by the Company for such options, rights or securities and upon the exchange, exchange or conversion thereof; and

                 (2) If the purchase or exchange price or exchange rate provided for in any such options, rights, stock, or obligations changes or a different purchase or exchange price or exchange rate becomes effective at any time or from time to time (other than under or by reason of provisions designated to protect against dilution) then, upon such change becoming effective, the current quotient and current exchange price then in effect hereunder shall forthwith be increased or decreased to such current quotient and current exchange price as would have obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of (A) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exchange, conversion or exchange thereof, (B) the issuance of all Common Stock and all other options, rights or convertible or exchangeable securities issued after the issuance of such options, rights or convertible or exchangeable securities, and (C) the original issuance at the time of such exchange of any such options, rights or convertible or exchangeable securities then still outstanding.

         In case, however, such stock or obligations are convertible or exchangeable at an exchange price or exchange rate or such rights or options are exercisable at a purchase price per share equal to or in excess of the current exchange price immediately prior to the issuance or sale of such convertible stock or obligations or of such rights or options, then no adjustment of the exchange price shall be made except in respect of additional shares of Common Stock actually issued upon the conversion or exchange of any such convertible stock or obligations or upon the exchange of any such rights or options.

         ix) No adjustment in the Warrant Exchange Price shall be made in respect of the issuance or sales of Common Stock held in the Company's treasury to the extent it acquired such Common Stock after the date of this Warrant, except that if any such treasury shares are issued or sold for a consideration per share which is less than the Warrant Exchange Price in effect immediately prior to such issue or sale and which is less than the average cost per share of such treasury shares, the Company shall be deemed for purposes of this section 4, to have issued or sold shares of Common Stock equal in number to such treasury shares for a consideration per share equal to the Warrant Exchange Price in effect immediately prior to such issue or sale reduced by the amount by which such average cost of such treasury share exceeds such consideration per share.

         (b) In case the Company at any time subdivides or issues a stock dividend upon the outstanding shares of Common Stock the Warrant Exchange Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Exchange Price in effect immediately prior to such combination shall be proportionately increased. Any such adjustment shall become effective at the close of business on the date that such subdividision, stock dividend or combination becomes effective.

         (c) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including without limitation provisions for adjustments of the Warrant Exchange Price and of the number of shares purchasable upon the exercise of this Warrant) shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to the registered holder hereof at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

        (d) Upon any adjustment of the Warrant Exchange Price, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state the warrant purchase price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         (e)     In case any time:

                 (1) the Company shall declare any cash dividend on its capital stock at a rate in excess of the rate of the last cash dividend theretofore paid;

                 (2) the Company shall pay any dividend payable in stock upon its capital stock or make any distribution (other than regular cash dividends) to the holders of its capital stock;

                 (3) the Company shall offer for subscription pro rata to the holders of its capital stock any additional shares of stock of any class or other rights;

                 (4) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

                 (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company.

         then, in any one or more of said cases, the Company shall give written notice, by first-class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, of the date on which (aa) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (bb) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, or conversion or redemption shall take place, as the case may be. Such notice shall also specify the date as of which the holders of capital stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, or conversion or redemption, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

         (f) If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this section 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the holder of this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. In addition, if the Company issues any shares of Common Stock other than for an Approved Transfer (as defined herein) at a price less than the then-current exchange price as defined herein, then the Warrant Exchange Price shall be adjusted as provided in this section 4.

         (g) No fractional shares of Common Stock shall be issued upon the exercise of this Warrant, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment (which may be effected as a reduction of the amount to be paid by the holder hereof upon such exercise) in respect of such fraction in an amount equal to the same fraction of the Market Price per share of Common Stock as of the close of business on the date of the notice required by paragraph 1 above. "Market Price" shall mean, if the Common Stock is traded on a securities exchange or on the Nasdaq National Market or Nasdaq SmallCap Market, the average of the closing prices of the Common Stock on such exchange or on the Nasdaq National Market or Nasdaq SmallCap Market on the 10 trading days ending on the trading day prior to the date of determination, or, if the Common Stock is otherwise traded in the over-the- counter market, the average of the closing bid prices on the 10 trading days ending on the trading day prior to the date of determination. If at any time the Common Stock is not traded on an exchange or on the Nasdaq National Market or Nasdaq SmallCap Market or otherwise traded in the over-the-counter market, then the Market Price shall be deemed to be the average closing prices or average closing bid prices of the Common Stock, as the case may be, or, if such exercise occurs in connection with a public offering of the Common Stock, the public offering price of the Common Stock. If at any time the Common Stock is not traded on an exchange or the or on the Nasdaq National Market or Nasdaq SmallCap Market or otherwise traded in the over-the-counter market the Market Price shall be deemed to be the higher of
(i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within 15 days of the date as of which the determination is to be made.

         (h) No adjustment of the Warrant Exchange Price shall be made as a result of or in connection with (i) shares issued in acquisitions to be made by the Company, (ii) shares issued in establishing a strategic alliance, (which includes any financial and lending arrangements with Prudential Securities Incorporated ("Prudential"), or any affiliates or assigns thereof on terms substantially similar to those set forth on Schedule 13.1 to the Note Purchase Agreement), or (iii) for option shares issued to employees, contractors, consultants or affiliated physicians approved by the Board of Directors and pursuant to previous option grants or Warrants disclosed on the attached Schedule 13.1 to the Note Purchase Agreement or related to future options granted where shares issued are at a price equal to or higher than the current exchange price as defined herein, ("Approved Transfers"), provided, however, if the exchange price on any warrant subsequently issued to Prudential is less than the Warrant Exchange Price, the Warrant Exchange Price will be adjusted downward to the exchange price granted by the Company on any Prudential warrant.

         (i) The issuance of certificates for shares of Common Stock upon the exchange of Warrants shall be made without charge to the Warrant holders for any tax (other than federal or state income taxes) in respect to the issuance of such certificates. Such certificates shall be issued in the respective names of, or in the names directed by, the holder of the Warrant exchanged. Company, however, shall not be required to pay any tax which may be payable in respect to any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Warrants exchanged, or to issue or deliver such certificates until the person or persons requesting the issuance thereof have paid the Company the amount of such tax or have established to the satisfaction of the Company that such tax has been paid.

         5. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. Unless otherwise provided in the Note Purchase Agreement, no dividends are, or should be payable, or shall accrue on or with respect to this Warrant or any interest represented by this Warrant or on the shares purchasable upon exercise hereof until or unless, and except to the extent that this Warrant is exercised.

         6. The holder of this Warrant, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant or transferring any Common Stock issuable or issued upon the exercise hereof of such holder's intention to do so, describing briefly the manner of any proposed transfer of this Warrant or such holder's intention as to the disposition to be made of shares of Common Stock issuable or issued upon the exercise hereof. In addition the holder of this Warrant shall represent in such notice to the Company that a copy of the Note Purchase Agreement has been provided to any proposed transferree(s). Such holder shall also provide the Company with an opinion of counsel satisfactory to the Company to the effect that the proposed transfer of this Warrant or disposition of shares may be effected without registration or qualification (under any Federal or State law) of this Warrant or the shares of Common Stock issuable or issued upon the exercise hereof.
Upon receipt of such written notice and opinion by the Company, such holder shall be entitled to transfer this Warrant, or to exercise this Warrant in accordance with its terms and dispose of the shares received upon such exercise or to dispose of shares of Common Stock received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by such holder to the Company, provided that an appropriate legend respecting the aforesaid restrictions on transfer and disposition may be endorsed on this Warrant or the certificates for such shares.

         7. Subject to the provisions of paragraph 6 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, at the principal office of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that the bearer of this Warrant when endorsed, may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder hereof as the owner for all purposes.

         8. If permitted by federal and state securities laws, this Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.


         9. (a) In addition to and without limiting the rights of the holder of this Warrant under the terms of this Warrant the holder of this Warrant shall have the right (the "Conversion Right") to convert this Warrant or any portion thereof into shares of Common Stock as provided in this paragraph 9 at any time or from time to time prior to its expiration. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the "Converted Warrant Shares"), the Company shall deliver to the holder of this Warrant, without payment by the holder of any exercise price or any cash or other consideration, that number of shares of Common Stock equal to the quotient obtained by dividing the Net Value (as hereinafter defined) of the Converted Warrant Shares by the fair market value (as defined in paragraph (c) below) of a single share of Common Stock, determined in each case as of the close of business on the Conversion Date (as hereinafter defined). The "Net Value" of the Converted Warrant Shares shall be determined by subtracting the aggregate Warrant Exchange Price of the Converted Warrant Shares from the aggregate fair market value of the Converted Warrant
Shares.   No fractional shares shall be issuable upon exercise of the
Conversion Right and if the number of shares to be issued in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder of this Warrant an amount in cash equal to the fair market value of the resulting fractional share.

         (b) The Conversion Right may be exercised by the holder of this Warrant by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in paragraph (a) above as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement or on such later date as is specified therein (the "Conversion Date"), but not later than the expiration date of this Warrant. Certificates for the shares of Common

Stock issuable upon exercise of the Conversion Right together with a check in payment of any fractional share and, in the case of a partial exercise, a new warrant evidencing the shares remaining subject to this Warrant shall be issued as of the Conversion Date and shall be delivered to the holder of this Warrant within 15 days following the Conversion Date.

         (c) For purposes of this paragraph 9, the "fair market value" of a share of the Common Stock as of a particular date shall be its Market Price, calculated as described in paragraph 4(g) hereof.

         10. The holder of this Warrant shall have no registration rights except for the registration rights specified in the Note Purchase Agreement.

         11. All questions concerning this Warrant will be governed and interpreted and enforced in accordance with the internal law, not the law of conflicts, of the State of Florida.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of February 28, 1997.

                                        VISION 21, INC.



                                        By____________________________________

                                           Its________________________________



                           RESTRICTION ON TRANSFER

         "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be transferred without (i) the opinion of counsel satisfactory to this corporation that such transfer may be lawfully made without registration under the Federal Securities Act of 1933 and all applicable state securities laws or
(ii) such registration."

                        EXHIBIT C - FORM OF ASSIGNMENT

                     (To Be Signed Only Upon Assignment)



         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto________________________________________________________ this Warrant, and appoints________________________________________________________ to transfer this Warrant on the books of the Company with the full power of substitution in the premises.


Dated:
      ---------------------------

In the presence of:


---------------------------------




                                                   ---------------------------------------------------------------------
                                                   (Signature must conform in all respects to the name of the holder as specified on the face of this Warrant without alteration, enlargement or any change whatsoever, and the signature must be guaranteed in the usual manner)

           EXHIBIT D - FORM OF OPINION OF SHUMAKER, LOOP & KENDRICK


         1. The Company has been duly incorporated and organized and is a validly existing corporation in good standing under the laws of the State of Florida. The Company is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification and in which the failure to qualify would have a materially adverse effect upon the business of the Company. The Company has the corporate power and authority to enter into the Agreement, to issue and sell the Note and Warrant, and to carry out the provisions of the Agreement, and has the corporate power and authority to own and hold its properties owned and leased and to carry on the business in which it has engaged.

         2. The Agreement, Note and Warrant each have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements and obligations of the Company enforceable against the Company in accordance with their respective terms.

         3. The authorized Capital Stock of the Company consists of sixty million (60,000,000) shares of capital stock, $.001 par value, consisting of
(i) fifty million (50,000,000) shares designated as Common Stock, and, to our knowledge, as of the date hereof, the Company is committed to issue such number of shares of Common Stock as set forth in Schedule 4.15 of the Agreement, and
(ii) ten million (10,000,000) shares of Preferred Stock, of which, to our knowledge, zero (-0-) shares are currently issued and outstanding as of the date hereof. To our knowledge, there are currently outstanding options and warrants to purchase such number of shares of Common Stock set forth in
Schedule 4.15 of the Agreement and such number of shares are reserved for issuance upon the exercise of such outstanding options and warrants. All of the outstanding shares have been duly authorized and are validly issued and non-assessable and, to our knowledge, are free and clear of any encumbrances or restrictions (except any securities law restrictions), shareholder preemption or similar statutory rights or any contractual purchase rights. The shares issuable upon conversion of the Note and exercise of the Warrant have been duly authorized and reserved and, assuming due conversion of the Note and due exercise of the Warrant and payment of the exercise price, will be duly authorized, validly issued and non-assessable, free and clear of any encumbrances or restrictions (except any securities law restrictions), shareholder preemption or similar statutory rights or any contractual purchase rights. Except for such securities and the Warrant to be delivered and such options and warrants set forth in Schedule 4.15 of the Agreement, to our knowledge, there are no outstanding securities convertible into Common Stock of the Company or outstanding options, warrants or other rights to acquire securities (or agreements for any such rights) of the Company. To our knowledge, except as set forth in the Agreement, the Services Agreement dated as of September 9, 1996 with Richard L. Lindstrom, M.D., the Agreement dated
May 10, 1996 with Bruce S. Maller, the Advisory Agreement dated as of October 20, 1996 with Bruce S. Maller and the Registration Rights Agreements dated as of December 1, 1996, there are no agreements or understandings on the part of the Company with respect to the registration of any securities of the Company under the Securities Act, and there are no obligations on the part of the Company to purchase or redeem any outstanding shares of capital stock of the Company. To our knowledge, except as otherwise provided in (i) the Agreement; (ii) the Confidential Information Memorandum dated December 1996, as amended, (iii) the Note Purchase Agreement dated December 20, 1996; (iv) the Agreement and Plan of Reorganization dated as of December 1, 1996, with Eye Institute of Southern Arizona, P.C., Jeffrey I. Katz, M.D. and Barry Kusman, M.D., and Vision 21 of Arizona, Inc. which provides that, if certain conditions are satisfied, the Company will pay Dr. Katz and Dr. Kusman 210,302 shares of stock of the Company in consideration for the transfer of ambulatory surgical center assets to Dr. Katz and Dr. Kusman's professional association; (v) the agreement with J&R Kennedy, O.D., P.A. regarding 9,314 shares of stock of the Company issuable as contingent consideration for the acquisition of the practice if certain conditions are satisfied; and (vi) the Stock Purchase Agreement with the shareholders of Minnesota Eye Care Alliance, Inc. ("MECA"), which provides that the Company will purchase the shares of MECA in exchange for $700,000, payable in cash or stock on the date of any initial public offering of the Company, there are no agreements or understandings among shareholders of the Company concerning voting, rights of first refusal, repurchase or redemption rights, puts, calls or similar rights to capital stock of the Company.

         4. The execution, delivery and performance of the Agreement by the Company and the issuance of the Note and Warrant pursuant thereto do not violate any provision of the Company's Articles of Incorporation or Bylaws, as amended, and, to our knowledge, do not constitute a default under the provisions of any material agreement known to us to which the Company is a party or by which it is bound, and do not violate or contravene (a) any governmental statute, rule or regulation applicable to the Company or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware. To our knowledge, the Company is not in default of any material agreements in which the Company is a party or by which it is bound (except for any defaults relating to the delivery of shares of the Company's stock which has been delayed pending the receipt of all shareholder consents to the final adjusted share numbers described in Schedule 4.15 of the Agreement and the purchase price and merger consideration adjustments described in the acquisition agreements with the founding practices, which have been delayed pending completion of the audit of such founding practices' current accounts), or in violation of any laws, statutes, rules or regulations known to us.

         5. There is no action, proceeding or investigation pending or, to our knowledge, overtly threatened against the Company or any of its officers or directors before any court or authority or administrative agency that questions the validity of the Agreement or the right of the Company to enter into the Agreement or to consummate the transactions contemplated thereby or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, financial condition, prospects, or operations of the Company or in any material change in the current equity structure of the Company.

         6. Assuming the continuing accuracy and validity of the representations made by the Purchaser in the Agreement, the offer and sale of the Note and Warrant is, and the issuance of the Common Stock upon exercise of the Warrant will be, exempt from the registration requirements of the Securities Act, and in compliance with all applicable state securities laws.

         7. To our knowledge, no security holder of the Company or any third party is entitled to preemptive or similar rights to subscribe for or to purchase any shares of capital stock of the Company, nor will any security holder of the Company be entitled to any such rights as a result of the execution or delivery of the Warrant or the issuance of the Common Stock issuable upon exercise of the Warrant.

         8. The Company has obtained any approval or consent of all governmental agencies or bodies or other third parties required to be obtained by it for the legal and valid execution and delivery and performance of the Agreement and the legal and valid offer, issuance and sale of the Note and Warrant and the offer of the shares of Common Stock issuable upon exercise of the Warrant to the Purchaser and we are not aware of any proceedings, or threat thereof, that question the validity thereof.

         This opinion is furnished to the Purchaser solely for its benefit in connection with the purchase of the Note, and may not be relied upon by any other person, nor quoted in whole or in part or otherwise referred to by you in any document or instrument, nor is this opinion letter to be filed with any governmental agency or other person, without the prior written consent of this firm.

                                   SCHEDULE 1

                                                   Column A              COLUMN B                 COLUMN C
                                                   --------              --------                 --------
                                                                                            NUMBER OF SHARES OF
                                                                                              COMMON STOCK INTO
                                                  PRINCIPAL          NUMBER OF WARRANTS       WHICH WARRANT IS
                 NAME AND ADDRESS               AMOUNT OF NOTE       PURCHASER IS TO             INITIALLY
                   OF PURCHASERS               TO BE PURCHASED           RECEIVE                EXCHANGEABLE
         --------------------------------      ----------------      ------------------     --------------------
         PIPER JAFFRAY HEALTHCARE            $     2,000,000                1                       421,941
         FUND II LIMITED PARTNERSHIP,
         PIPER JAFFRAY HEALTHCARE
         MANAGEMENT LIMITED PARTNERSHIP,
         ITS GENERAL PARTNER, C/O BUZZ
         BENSON, MANAGING DIRECTOR OF
         PIPER JAFFRAY VENTURES
         INCORPORATED, ITS GENERAL
         PARTNER,
         PIPER JAFFRAY TOWER
         222 SOUTH NINTH STREET
         MINNEAPOLIS, MN  55402

                                  SCHEDULE 4.1
                        VISION 21, INC. AND SUBSIDIARIES

                                                                                        % OF OUTSTANDING
                                                                                     STOCK OWNED BY COMPANY
                                                               STATE OF                    DIRECTLY OR
                          CORPORATION                        INCORPORATION            THROUGH A SUBSIDIARY
            --------------------------------------           -------------           -----------------------
            The Company                                         Florida                        NA

            Vision 21 Physician Practice                        Florida                       100%
            Management Company (practice
            management company)
            Vision 21 Managed Eye Care of Tampa                 Florida                       100%
            Bay, Inc. (managed care organization)

            Vision 21 of Southern Arizona, Inc.                 Arizona                       100%

                                 SCHEDULE 4.3

Exceptions to Company's representation that there are no material adverse changes in financial condition or affairs of the Company, its Subsidiaries and Acquired Businesses.

Four Seasons, P.A. described in the Memorandum will not be acquired. The Company does not expect the change resulting from the foregoing to have a material adverse effect on the Company's earnings. For the effect on the Company's earnings, see Schedule A, page 19 of the Memorandum.

                                SCHEDULE 4.15
               STOCK, OPTIONS AND WARRANTS OWNERSHIP SUMMARIES
                                LIST OF STOCK

                                                                  NUMBER OF SHARES              NUMBER OF SHARES
                                                              BENEFICIALLY OWNED AS PER           BENEFICIALLY
                                                                 PRELIMINARY BASKET            OWNED AS PER FINAL
                       BENEFICIAL OWNER                              ALLOCATIONS              BASKET ALLOCATIONS*
      --------------------------------------                   ------------------------       -------------------
      Peter Fontaine                                                       578,819                     540,663
      Bruce S. Maller                                                      434,105                     405,497
      Dick Lindstrom                                                       173,642                     162,199
      Richard Sanchez                                                  **1,157,614                     965,005
      Ted Gillette                                                     **3,001,365                   2,772,309
      Paul Smith                                                            60,371                      49,212
      Dr. Smith & Associates #6966, P.A.                                   105,000                     103,138
      Dr. Smith & Associates #6958, P.A.                                   105,000                     103,138
      Jerald B. Turner, M.D. P.A.                                          216,988                     219,957
      Jeffrey I. Katz                                                      304,118                     297,459
      Barry Kusman                                                         304,117                     297,459
      Northwest Eye Specialists, P.L.L.C.                                  500,536                     491,576
      Daniel B. Feller                                                     221,985                     217,303
      Eye Specialists of Arizona
        Network, P.C.                                                      109,463                     107,505
      Sharona Optical, Inc.                                                 97,967                      95,975
      John W. Lahr                                                         101,648                      99,231
      Mary Jo Lahr                                                          17,554                      17,100
      J&R Kennedy, O.D., P.A.                                              104,826                     103,863
      Roseville Opticians, Inc.                                             11,620                      11,480
      Lindstrom, Samuelson & Hardten
        Ophthalmology Associates P.A.                                      452,961                     455,196
      Optometric Eye Care Centers, P.A.                                     96,484                      94,717
      Gillette & Associates, #6965 P.A.                                    598,889                     560,957
                                                               ------------------------       -------------------
      TOTAL SHARES:                                                    **8,755,072                   8,170,939
                                                               ========================       ===================

_______________________________
* Vision 21, Inc. has not yet received the written consent of all of its shareholders concerning the final number of shares that such shareholders shall receive as modified by (i) the final allocation of basketshares utilized as part of the consideration for the acquisition of founding practices, and (ii) other adjustments such as an allocation of certain operating expenses from Vision 21, Inc. to Gillette, Beiler & Associates, P.A. Although the management of Vision 21, Inc. has received consent orally from many of such shareholders and believes that ultimately all of such shareholders will consent to the final number of share set forth above, there can be no assurances that all shareholders will agree to such final numbers. Messrs. Gillette and Sanchez have already consented to the final number of shares they will receive as set forth above. The final number of shares of individuals and entities receiving shares as a result of founding practice acquisitions are also subject to post-closing adjustments which shall occur after completion of audits of such founding practices' current accounts, all as more specifically described in the acquisition agreements with respect to such practices. The above list excludes 210,302 shares of Vision 21 common stock which may be issued and paid as consideration to Jeffrey I.
         Katz and Barry Kusman in the event that certain ambulatory surgical center assets are transferred to their professional corporation.

** Messrs. Gillette and Sanchez have consented to the adjustment of the final number of shares they will receive from 1,157,614 to 965,005 for Mr. Sanchez and 3,001,365 to 2,772,309 for Mr. Gillette. This reduces the aggregate amount of preliminary shares from 8,755,072 to 8,333,407.


                             LIST OF OUTSTANDING OPTION AGREEMENTS
                     ------------------------------------------------------------------------------
                                        NAME                                NUMBER OF SHARES
                     --------------------------------------           -----------------------------
                       Allwyn Holloway                                          25,000
                       Nicholas M. Arfaras                                      50,000
                       Gregory Engel                                            30,000
                       Lynn A. Heckler                                          35,000

                       Karen Persinger                                          15,000
                       Thomas Knox                                              35,000
                       Maria Chapman                                            15,000
                       Michelle Thomas                                          15,000
                       Nadine Allison                                           15,000
                       James J. Ravasio                                         75,000
                       Sara Nelson                                              25,000
                       Paul R. Smith, O.D.                                      50,000
                       Richard T. Welch                                        120,000
                       Other Employees and Non-Shareholder
                         Affiliated Professionals                              395,000
                                                                              --------

                       TOTAL OPTION SHARES:                                   *900,000
                                                                              ========
-------------------------
*        Subject to adjustment pursuant to the terms of the Option Agreements.

                               LIST OF WARRANTS

        In connection with the Note Purchase Agreement dated December 20, 1996, there are outstanding Warrants exchangeable for 263,725 shares of Common Stock of the Company, subject to adjustment pursuant to the terms of the Agreement.

                                SCHEDULE 4.16


        The business assets of the following companies were acquired as of December 1, 1996:

1.   Cambridge Eye Clinic, P.A. and EE Optical Lab, Inc.
2.   Eye Institute of Southern Arizona, P.C.
3. Daniel B. Feller, M.D., P.C., Eye Specialists of Arizona Network, P.C. and Sharona Optical, Inc.
4.   Northwest Eye Specialists, P.L.L.C.
5.   Gillette & Associates, #6965 P.A.
6.   J&R Kennedy, O.D., P.A. and Roseville Opticians, Inc.
7.   Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A.
8.   Optometric Eye Care Centers, P.A.
9.   Dr. Smith & Associates, #6950 P.A., Dr. Smith & Associates, #6958
     P.A. and Dr. Smith & Associates, #6966 P.A.
10.  Jerald B. Turner, M.D., P.A.

                                   SCHEDULE 4.17


                                     CONTRACTS

         1. Business Management Agreement dated as of December 1, 1996 between Cambridge Eye Clinic, P.A. and John W. Lahr, O.D., P.A.
         2. Business Management Agreement dated as of December 1, 1996 between Eye Institute of Southern Arizona and a newly-formed Arizona professional association.
         3. Business Management Agreement dated as of December 1, 1996 between Daniel B. Feller, M.D., P.C. and Millennium Vision, P.C.
         4. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Northwest Eye Specialist, P.L.L.C.
         5. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Gillette & Associates, #6965 P.A.
         6. Business Management Agreement dated as of December 1, 1996 between Vision 21 and J&R Kennedy, O.D., P.A.
         7. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A.
         8. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Optometric Eye Care Centers, P.A.
         9. Business Management Agreement dated as of December 1, 1996 between Dr. Smith & Associates, #6950 P.A. and a newly-formed Florida professional association.
         10. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Dr. Smith & Associates #6958 P.A.
         11. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Dr. Smith & Associates #6966 P.A.
         12. Business Management Agreement dated as of December 1, 1996 between Vision 21 and Jerald B. Turner, M.D., P.A.
         13. Service Agreement, dated May 1, 1995, between HIP Health Plan of Florida, Inc. and Vision 21, Inc.
         14. Ancillary Provider Participation Agreement with a term of one year beginning January 1, 1996, as renewed and amended from time to time among Humana Medical Plan, Inc., Humana Health Plan of Florida, Inc., Humana Health Insurance Company of Florida, Inc., Human Insurance Company and Vision 21, Inc.
         15. Managed Care Agreement between FHP and Eye Specialists of Arizona Network, P.C.
         16. Joint Venture Agreement dated as of May 1, 1996, between For Eyes Managed Care, Inc. and Vision 21, Inc.
         17. Consulting Agreement, effective date February 1, 1996, between ECCA Managed Vision Care, Inc. and Vision 21 Managed Eye Care Inc.
         18. Services Agreement dated March 10, 1996, between BSM Consulting Group and Vision 21, Inc.

                                SCHEDULE 13.1


     See Schedule 4.15 for Option Table. The Proposed transaction with Prudential is as follows:

        The Company is negotiating a $5,000,000 credit facility with Prudential Securities Credit Corporation (the "Lender"). It is anticipated that the credit facility will be a senior unsecured loan bearing interest at the rate of 10% per annum, payable monthly in arrears and maturing on the earlier of September 30, 1997, the closing of the Company's initial public offering or change of control. In addition it is anticipated that 300,000 Warrants will be issued to the Lender for shares of the Company's Common Stock at a purchase price of 80% of the initial public offering price. If the Company is not public in six months, the purchase price is reduced to $4.00 per share. In addition, the Lender will receive 150,000 additional Warrants for shares at a price equal to the greater of 50% of the initial public offering price or $4.00 per share if the credit facility is not paid at maturity. The Lender will also receive an additional 150,000 Warrants for shares at a price equal to the greater of 50% of the initial public offering price or $4.00 per share if the credit facility remains unpaid 271 days after the closing. There can be no assurance that the credit facility will be consummated or, if consummated, that the terms of the credit facility will be as set forth herein.

                               SCHEDULE 19(A)
              INDEBTEDNESS OUTSTANDING AS OF FEBRUARY 25, 1997

                                                                                         PARI PASSU      SENIOR
                                                                                            DEBT          DEBT
                                                                                         ----------      ------
        Barnett Bank Senior Secured Credit Facility                                   $              $    2.0
        June 1996 Promissory Note to Peter Fontaine                                        3.0
        December 1996 10% Senior Subordinated Notes Due December 1999                      1.2
        Tax Notes Payable to Founding Practices                                                           2.0
                                                                                         ----------     -------
                                                                                      $    4.2       $    4.0
                                                                                         ==========     =======

* ALL OTHER DEBT OF THE COMPANY EXISTING AS OF FEBRUARY 25, 1997 OTHER THAN AS SET FORTH ABOVE IS CONSIDERED SENIOR DEBT TO THE NOTES.

                              SUBSCRIPTION FORM


         To be Executed by the Holder of this Warrant if such Holder
            Desires to Exercise this Warrant in Whole or in Part:


To: VISION 21, INC. (the "Company")

                 The undersigned ______________________________

                    Please insert Social Security or other
                      identifying number of Subscriber:

                             ______________________

hereby irrevocably elects to exercise the right of purchase represented by this Warrant for, and to purchase thereunder, ___________ shares of the Common Stock (the "Common Stock") provided for therein and tenders payment herewith to the order of the Company in the amount of $_________, such payment being made as provided on the face of this Warrant.

         The undersigned requests that certificates for such shares of Common Stock be issued as follows:

Name:
     -------------------------------------------------------------------------

Address:
        ----------------------------------------------------------------------

Deliver to:
           -------------------------------------------------------------------

Address:
        ----------------------------------------------------------------------

and, if such number of shares of Common Stock shall not be all the shares of Common Stock purchasable hereunder, that a new Warrant for the balance remaining of the shares of Common Stock purchasable under this Warrant be registered in the name of, and delivered to, the undersigned at the address stated above.

Dated:

                                  Signature
                                           -----------------------------------
                                           Note:  The signature on this
                                           Subscription Form must correspond
                                           with the name as written upon the
                                           face of this Warrant in every
                                           particular, without alteration or
                                           enlargement or any change whatever.





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